UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Airgas, Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Stockholder:

We are pleased to invite you to attend Airgas’ Annual Meeting of Stockholders, which will be held at 11:00 a.m., Eastern Time, on August 6, 2013, at the Independence Seaport Museum, 211 S. Columbus Boulevard, Philadelphia, Pennsylvania. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

The accompanying Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting. Your attendance at our Annual Meeting is important, regardless of the number of shares you hold.

Stockholders of record at the close of business on June 14, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote on the Internet, by telephone, or by completing and mailing the enclosed proxy card. Information about each of these voting methods is set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of everyone at Airgas, we thank you for your ongoing interest and investment in our company.

Sincerely,

Peter McCausland
Executive Chairman

THIS PROXY STATEMENT AND PROXY CARD ARE

BEING DISTRIBUTED ON OR ABOUT JULY 8, 2013.

AIRGAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 6, 2013

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders of Airgas, Inc., a Delaware corporation, will be held on August 6, 2013, at 11:00 a.m., Eastern Time, at the Independence Seaport Museum, 211 S. Columbus Boulevard, Philadelphia, Pennsylvania, for considering and acting upon the following proposals:

1. Election of three directors of the company.

2. Approval of the Airgas Executive Bonus Plan.

3. Ratification of the selection of KPMG LLP as Airgas’ independent registered public accounting firm for the fiscal year ending March 31, 2014.

4. Advisory vote to approve Airgas’ executive compensation.

5. A stockholder proposal regarding our classified Board of Directors, if properly presented at the Annual Meeting.

6. Transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on June 14, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Our 2013 Annual Report, which is not part of the proxy solicitation materials, is enclosed.

All stockholders as of the close of business on the record date are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, we urge you to review these materials carefully and to vote by Internet, telephone or by submitting your proxy card as promptly as possible.

By Order of the Board of Directors,

Robert H. Young, Jr.
Senior Vice President, General Counsel and Secretary

Radnor, Pennsylvania

July 8, 2013

(i)

(ii)

AIRGAS, INC.

Radnor Court

259 North Radnor-Chester Road, Suite 100

Radnor, Pennsylvania 19087-5283

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. for use at the Annual Meeting of Stockholders to be held on August 6, 2013.

Stockholders of record at the close of business on June 14, 2013 will be entitled to vote at the Annual Meeting. At the close of business on June 14, 2013, 73,337,751 shares of our $0.01 par value common stock were outstanding and entitled to vote. Stockholders are entitled to one vote for each share of common stock held.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 6, 2013

Each of the Notice of Annual Meeting, this proxy statement and our Annual Report for the fiscal year ended March 31, 2013 is available at https://www.proxyvote.com.

Rules adopted by the Securities and Exchange Commission, or SEC, allow companies to send stockholders a notice of Internet availability of proxy materials, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of materials to stockholders. However, in the future we may take advantage of the notice and access distribution option. If, in the future, we choose to send such notices, they will contain instructions on how stockholders can access our notice of meeting and proxy statement via the Internet. It will also contain instructions on how stockholders can request to receive their materials electronically or in printed form on a one-time or ongoing basis.

ANNUAL MEETING PROCEDURES

Annual Meeting Admission

Only Airgas stockholders may attend the Annual Meeting. Proof of ownership of Airgas common stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you must bring a brokerage statement or other proof of ownership to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Voting Procedures

Registered Stockholders

Registered stockholders (stockholders who own our shares in their own names on the books of our transfer agent) may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Telephone. You may submit a proxy by telephone (from the U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call.

•	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided on your proxy card.

•	By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

Street-name Stockholders

Street-name stockholders (stockholders who own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

By Telephone or by Internet, as indicated on your Voting Instruction Form. Please refer to your Voting Instruction Form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the Voting Instruction Form or other information provided by the record holder.

•	By Mail. You may indicate your vote by completing, signing and dating your Voting Instruction Form and returning it in the business reply envelope.

•

In Person with a Proxy from the Record Holder. A street-name stockholder who wishes to vote in person at the Annual Meeting will need to obtain a legal proxy from its bank, broker or other holder of record. Please consult the Voting Instruction Form or other information sent to you by your bank, broker or other holder of record to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Revoking Your Vote

If you are a registered stockholder, you may revoke your vote at any time before your shares are voted at the Annual Meeting by:

•	timely submitting a proxy with new voting instructions using the Internet or telephone voting system;

•	timely delivering a valid, later-dated executed proxy card;

•	voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or

•	timely filing an instrument of revocation with the Secretary of Airgas, Inc. at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record in accordance with that entity’s procedures.

Vote Required for Approval

The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. As described in more detail below, abstentions are not counted as shares voted in favor of a proposal but are counted as shares voted and therefore have the effect of a vote against Proposals 2, 3, 4 and 5. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may vote these shares at their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange, or NYSE. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a “broker non-vote.” Brokers generally have discretion to vote on routine matters, such as the ratification of independent registered public accounting firms, but do not have discretion to vote on non-routine matters, such as the election of directors or stockholder proposals.

Following are the votes required to approve each matter to be considered by the stockholders at the Annual Meeting:

Proposal 1. Election of Directors: In the election of directors, every stockholder has the right to vote each share of stock owned by such stockholder on the record date for as many persons as there are directors to be elected. Cumulative voting is not permitted. To be elected, a director-nominee must receive a plurality of the votes cast at the meeting. Only votes cast FOR a nominee will be counted. Shares of common stock of stockholders abstaining from voting but otherwise present at the meeting in person or by proxy, votes withheld and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the election. The Board unanimously recommends that you vote “FOR” each of the four nominees for director.

Proposal 2. Approval of Airgas Executive Bonus Plan. The affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, is required for approval. Abstentions will have the same effect as a vote against this proposal and broker non-votes, if any, will have no effect on the results of this vote. The Board unanimously recommends that you vote “FOR” the Airgas Executive Bonus Plan.

Proposal 3. Ratification of Selection of KPMG LLP. The affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, is required to approve the ratification of our selection of KPMG LLP. Abstentions will have the same effect as a vote against this proposal. The Board unanimously recommends that you vote “FOR” KPMG LLP as Airgas’ independent registered public accounting firm.

Proposal 4. Advisory Vote to Approve Executive Compensation. The affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, is required for approval. Abstentions will have the same effect as a vote against this proposal, and broker non-votes, if any, will have no effect on the results. The Board unanimously recommends that you vote “FOR” approval of Airgas’ Executive Compensation.

Proposal 5. Stockholder Proposal Regarding Our Classified Board of Directors. The affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, is required for approval. Abstentions will have the same effect as a vote against this proposal and broker non-votes, if any, will have no effect on the results of this vote. The Board unanimously recommends that you vote “AGAINST” the stockholder proposal regarding our classified Board.

Under the NYSE rules, brokers may not vote shares on Proposals 1, 2, 4 or 5 absent instructions from the beneficial owners of the shares. Brokers are not precluded from voting on Proposal 3, and, therefore, there will be no broker non-votes on that proposal.

Proxy Solicitation

The cost of proxy solicitation, including the cost of preparing, assembling, printing, mailing and distributing these proxy materials, will be paid by Airgas. Airgas will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of Airgas common stock. Some of our directors, officers and other employees may solicit proxies without extra compensation by mail and, if found to be necessary, by telephone and personal interviews. Airgas has also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a fee of $15,000 plus expenses.

Householding of Annual Meeting Materials

If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have sent you only one copy of our annual report and proxy materials. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our proxy materials to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Airgas, Inc., Investor Relations, 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087, telephone 610-687-5253. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our proxy materials, we will send a copy to you if you address your written request to or call the Secretary of Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087, telephone number 610-687-5253. If you are receiving multiple copies of our proxy materials, you can request householding by contacting the Secretary in the same manner.

GOVERNANCE OF THE COMPANY

Corporate Governance Commitment

Our Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of our key business strategies and our highest business standards. The Airgas Board strongly supports these key strategies, advising on design and implementation, and seeing that they guide our operations. To accomplish our strategic goals, we have, consistently over many years, developed and followed a program of corporate governance. The Board has adopted a set of Corporate Governance Guidelines that address the make-up and functioning of the Board. Our Governance and Compensation Committee is responsible for reviewing and reassessing the Guidelines on an annual basis and making recommendations to the Board concerning changes to the Guidelines. The Guidelines are published on our website at www.airgas.com and are available in print to any stockholder who requests them from our Secretary.

Board Leadership Structure

Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of Airgas to make that determination based on the position and direction of Airgas and the membership of the Board. At this time, the Board believes that the most effective leadership structure is for Peter McCausland to serve as the Executive Chairman and Michael Molinini to hold the positions of President and Chief Executive Officer and to serve as a member of the Board. The Board believes that Airgas continues to benefit from Mr. McCausland’s experience and expertise in the industrial gas industry. Mr. McCausland remains active in our management and serves as a bridge between management and the Board, while Mr. Molinini focuses on implementing Airgas’ strategic vision for the future.

In accordance with our Corporate Governance Guidelines, if our Chairman of the Board does not qualify as a non-management director, our Board selects a non-management director to preside over non-management executive sessions of the Board. Mr. van Roden, a non-management director, is currently serving as Presiding Director and presides over non-management executive sessions of the Board. In addition, stockholders and other parties interested in communicating with the Board may communicate with the Chairman of the Board, or, if the Chairman does not qualify as a non-management director, the Presiding Director. See “Executive Sessions and Stockholder Communications with the Board” below, for information on how to submit such communications.

Board Role in Risk Oversight

Our Board of Directors and its various committees play an active role in risk oversight. The Board of Directors, with the assistance of our General Counsel, has performed a thorough analysis of the material risks facing Airgas, identified the senior managers responsible for the programs and procedures that have been implemented to address those risks, and identified the committees primarily responsible for the Board-level oversight of those programs and procedures. The Board has conducted a detailed review of our overall risk management program.

In addition to its annual review of risk management programs and procedures, the Board receives a report at each regularly scheduled meeting from our Executive Chairman, who discusses material business developments, including those impacting our risk profile, and from our Chief Executive Officer who reviews our continuing safety initiatives, reports on any material accidents and discusses the results of internal compliance audits and any regulatory agency inspections. On an annual basis, the Director of our safety department provides a full report on safety and regulatory compliance matters.

Prior to any material business acquisition being approved, the Senior Vice President – Corporate Development provides the Board with a written analysis of the proposed transaction, discusses it with the Board and answers any questions the individual directors may have. The Board also receives an annual report from our General Counsel that addresses material litigation and any compliance issues. The Board regularly receives reports on, and discusses, areas of risk overseen by the Audit Committee, the Finance Committee and the Governance and Compensation Committee and on a periodic basis has a thorough discussion with management on the topic of profitability opportunities and threats. This discussion includes a broad range of topics such as general economic conditions, product sourcing and information technology.

Our Audit Committee meets regularly with, among others, our Chief Financial Officer, our Controller and our Director of Internal Audit, as well as representatives of our independent registered public accounting firm, and reports a summary of its meetings to the full Board. The Audit Committee’s responsibilities include reviewing and discussing with management Airgas’ policies and procedures for addressing risks associated with financial reporting, internal control over financial reporting, SEC and other related regulatory compliance and taxes, and reviewing in a general manner the processes Airgas has in place to assess and manage its exposure to other risks. Our Associate General Counsel discusses any open environmental issues with the committee on a quarterly basis, and, on an annual basis, our General Counsel describes material pending litigation and provides a detailed analysis of Airgas’ compliance with applicable laws and regulations.

Risks associated with compensation practices are analyzed by our Senior Vice President-Human Resources, who in turn discusses the results of his analysis with the Governance and Compensation Committee. Additionally, the Governance and Compensation Committee and the Audit Committee monitor risks associated with Airgas’ succession planning.

The Finance Committee is charged with reviewing, approving and monitoring risks related to, insurance programs, capital structure, liquidity, financing plans, hedging transactions and currency matters. The committee regularly meets with our Chief Financial Officer and our Treasurer and reports on the results of its activities to the full Board.

Reflecting our founder’s training as an attorney, Airgas has always had a conservative approach to risk, strives to avoid legacy liabilities in connection with its acquisitions and places its greatest emphasis on the safety of its associates and returning long-term, sustainable value to its stockholders. Our directors, all of whom are independent with the exception of our Executive Chairman and our President and Chief Executive Officer, share senior management’s conservative approach to risk and are actively involved in assuring that Airgas’ policies and procedures satisfy the goal of identifying, understanding, reporting on and mitigating risk while not stifling innovation and the entrepreneurial spirit that have contributed to Airgas’ success. The Airgas Board is proud of the fact that in its 30-year history, Airgas has never had to restate its earnings.

Board Independence and Expertise

Board and Committee Independence

The Board of Directors is composed of nine independent outside directors, the Executive Chairman and the Chief Executive Officer, who we sometimes refer to in this proxy statement as the CEO. The committees of the Board are entirely composed of independent outside directors, with the exception of the Executive Committee, of which Mr. McCausland and Mr. Molinini are members.

The Board of Directors has determined that the following directors and nominees, comprising all of the directors and nominees other than the Executive Chairman and the Chief Executive Officer, are “independent” under the listing standards of the NYSE: John P. Clancey; James W. Hovey; Richard C. Ill; Ted B. Miller, Jr.; Paula A. Sneed; David M. Stout; Lee M. Thomas; John C. van Roden, Jr.; and Ellen C. Wolf. In order to assist the Board in making this determination, the Board has adopted “Director Independence Standards,” which are attached to this proxy statement as Appendix A. These standards identify material relationships that a director may have with Airgas that might interfere with the director’s ability to exercise independent judgment. Each of the directors identified above meets the standards set forth in the Director Independence Standards. In the course of determining the independence of each outside director, the Board considered all transactions, relationships and arrangements, as required by our Director Independence Standards.

Board Membership Criteria

To fulfill its responsibility to screen, select and recommend to the full Board nominees for election as directors, the Governance and Compensation Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. Airgas believes that our directors should possess the highest personal and professional ethics, integrity and values, and possess a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. The evaluation of director nominees by the Committee also takes into account diversity of age and background.

Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of our strategy and operations. The directors’ experiences, qualifications and skills that the Committee and the Board considered in their re-nomination are included in their individual biographies.

We believe that directors with experience in significant leadership positions, especially CEO and CFO positions, generally possess strong leadership qualities. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Through their service as top leaders at other organizations, they also have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, leadership development and acquisition experience. Our directors also have experience serving on boards of directors and committees of other public companies.

Our Board and Governance and Compensation Committee also believe that each of our nominees and current directors has other attributes that are important to an effective board: integrity and high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and a demonstrated commitment to devote significant time and energy to service on the Board and its committees.

Airgas does not have a formal policy with regard to diversity in identifying director nominees, but the Governance and Compensation Committee and the Board strive to nominate directors with a variety of complementary skills and attributes so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The current composition of the Board reflects the Governance and Compensation Committee’s and Board’s success in accomplishing this goal.

Audit Committee and Governance and Compensation Committee Independence

The Board of Directors, in its business judgment, has determined that each of the members of the Audit Committee meets the independence requirements of the SEC and the NYSE. The Audit Committee regularly holds separate executive sessions with (1) Airgas’ independent registered public accounting firm, without management present, (2) our Chief Financial Officer and (3) our Director of Internal Audit. The Board has also determined that each of the members of the Governance and Compensation Committee satisfies the independence requirements of the NYSE.

Director Nomination Process

The Governance and Compensation Committee reviews possible candidates for the Board of Directors and recommends the nominees for director to the Board of Directors for approval. The Board of Directors has adopted criteria for the selection of nominees to the Board, which are generally included in our Corporate Governance Guidelines, and are described above. These criteria describe specific traits, abilities and experience that the Governance and Compensation Committee and the Board look for in selecting candidates for election to the Board. The Governance and Compensation Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. These suggestions, together with a complete description of the nominee’s qualifications, experience and background, and a statement signed by the nominee in which he or she consents to such nomination and which includes the name of the stockholder making the suggestion and evidence of that person’s ownership of Airgas stock, including the number of shares held and the length of time of ownership, should be submitted to the Secretary of Airgas at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283 not less than 120 days prior to the anniversary date of the most recent annual meeting of stockholders, or if the meeting has been changed by more than 30 days from the date of the previous year’s meeting, not less than 60 days before the date of the meeting. Possible candidates who have been suggested by stockholders are evaluated by the Governance and Compensation Committee in the same manner as are other possible candidates.

In addition to making suggestions to the Governance and Compensation Committee for the selection of nominees as described above, under our By-Laws, stockholders are also entitled to nominate persons for election as directors to be presented at the annual meeting if, among other things, written notice has been given, in the case of an annual meeting, not earlier than 120 days and not later than 90 days prior to the anniversary of the preceding year’s annual meeting. The notice must set forth information about the proposed nominee and the consent of the nominee, among other things.

Charters and Code of Ethics and Business Conduct

In addition to the Corporate Governance Guidelines, we maintain the following to support our corporate governance policies:

Charters for Board Committees

The Governance and Compensation Committee, the Finance Committee and the Audit Committee use charters adopted by the Board that, where applicable, set forth the authority and responsibilities of the committees under the corporate governance rules of the SEC and the NYSE.

Code of Ethics and Business Conduct

Airgas’ Code of Ethics and Business Conduct ensures that our business is conducted in a consistently legal and ethical manner. Our General Counsel oversees compliance with the Code of Ethics and Business Conduct. Airgas’ Code of Ethics and Business Conduct is available on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary. All of our employees, including our Executive Chairman, Chief Executive Officer, Chief Financial Officer and Controller, are required to comply with the Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct covers all areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, corporate opportunities, use of company assets and reporting illegal or unethical behavior. The Code of Ethics and Business Conduct describes our procedures to receive, retain and address complaints regarding accounting, internal controls and auditing matters, and other illegal or unethical behavior.

Directors are Stockholders

Meaningful Director Stock Ownership

Board members are expected to develop a meaningful ownership position in Airgas stock. For more information on director stock ownership requirements, please see “Compensation of Directors” beginning on page 20 of this proxy statement. Board members receive stock options each year as a significant component of their overall compensation.

Direct Access to Management and Independent Advisors

Airgas provides directors with complete access to management. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand, irrespective of seniority, which allows dialogue to develop between directors and management. The Board and each of the Audit Committee and the Governance and Compensation Committee have the right to consult with and retain independent legal and other advisors at Airgas’ expense.

Ensuring Management Accountability

Performance-Based Compensation

We have linked the pay of associates in management and executive level positions to company performance. As described in greater detail under “Compensation Discussion and Analysis” included in this proxy statement, the Governance and Compensation Committee adheres to this pay for performance philosophy, and stock-based incentives constitute a significant component of senior management’s overall compensation.

Executive Chairman and CEO Evaluation Process

The non-management members of the Board conduct an annual evaluation of the Executive Chairman’s and the CEO’s performance and compensation. The Executive Chairman and the CEO are evaluated against goals set each year, including both objective measures and subjective criteria consistent with, and in furtherance of, Airgas’ strategic goals and initiatives. As part of the overall evaluation process, the Board meets informally with each of the Executive Chairman and the CEO to give and seek feedback on a regular basis. The non-management members of the Board meet in executive sessions to review the Executive Chairman’s and the CEO’s performance.

Functioning of the Board

Directorship Limits

To devote sufficient time to properly discharge their duties, no director may serve on more than three other boards of directors of public companies. Recognizing the value of continuity of directors who have experience with Airgas, there are no limits on the number of terms for which a director may hold office. Directors are required to resign from the Board Directors by the date of the first Annual Meeting after his or her 72nd birthday unless, as of that Annual Meeting, the director has only one year remaining in his or her term, in which case the director is not required to resign from the Board until the date of the second Annual Meeting after his or her 72nd birthday.

Attendance at Board and Stockholder Meetings

Directors are expected to attend all meetings of the Board and committees on which they serve and annual stockholder meetings. Each director attended at least 90% percent of the meetings of the Board and the committees on which he or she served during the 2013 fiscal year. All of the then current directors attended the last annual meeting.

Executive Sessions and Stockholder Communications with the Board

The Board holds at least two executive sessions each year where non-management directors meet without management participation. In the event that one or more of the non-management directors were not to qualify as independent directors, the Board would also hold at least one meeting each year of the independent directors. Interested persons may communicate directly and confidentially with the non-management directors by writing to the Presiding Director (or to the Chairman of the Board, if the Chairman qualifies as a non-management director), Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283.

Assessing the Board’s Performance

Board Evaluation Process

The Board of Directors conducts an annual evaluation of itself and its committees. The directors first evaluate overall Board performance against certain criteria that the Board has determined are important to its success. These include financial oversight, succession planning, compensation, corporate governance, strategic planning and Board structure and role. The Board then reviews the results of the evaluation and discusses what, if any, action should be taken to improve its performance.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our By-Laws provide that our Board of Directors designates the number of directors constituting the Board of Directors, and that there should be at least seven and no more than 13 members. Currently, that number has been fixed by the Board of Directors at 11. The Board of Directors consists of three classes, with directors of one class elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election.

Three directors are to be elected to hold office until the 2016 Annual Meeting. The proxy holders will cast votes on the proxy cards received by them, unless otherwise specified, FOR the election of Mr. Clancey, Mr. Ill and Mr. Miller.

The names and biographical summaries of the three persons who have been nominated to stand for election at the 2013 Annual Meeting and the remaining directors whose terms are continuing until the 2014 and 2015 Annual Meetings appear below. John P. Clancey, Richard C. Ill and Ted B. Miller, Jr. have been nominated to serve as directors for terms expiring at the 2016 Annual Meeting. Peter McCausland, Lee M. Thomas, John C. van Roden, Jr. and Ellen C. Wolf were elected by the stockholders at the 2011 Annual Meeting and their terms continue until the 2014 Annual Meeting. James W. Hovey, Michael L. Molinini, Paula A. Sneed and David M. Stout were elected by the stockholders at the 2012 Annual Meeting and their terms continue until the 2015 Annual Meeting.

All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee recommended by the Governance and Compensation Committee to the Board of Directors and selected by the Board.

The Board of Directors unanimously recommends that you vote FOR the election of John P. Clancey, Richard C. Ill and Ted B. Miller, Jr.

Set forth below is certain information regarding the three nominees for election at the Annual Meeting and the remaining eight directors whose terms are continuing.

Nominees for Election for Terms Expiring at the 2016 Annual Meeting

John P. Clancey	John P. Clancey, age 68, served as Chairman of Maersk Inc. and Maersk Line Limited, a division of the A.P. Moller-Maersk Group, from 1999 to January 2010. Maersk is one of the world’s largest shipping companies. Since January 2010, Mr. Clancey has been a Principal and founder of Hospitality Logistics, International, a furniture, fixtures and equipment logistics services provider serving customers in the hotel industry. Since July 2010, Mr. Clancey has been Chairman and a member of the Board of Directors of Livingston International Inc., a major international customs house and freight forwarding company, and an advisor to Sterling Partners, a private equity firm and since January 1, 2011, he has served on the Infrastructure Advisory Committee of Brookfield Asset Management, a global asset management company. Mr. Clancey has been an Airgas director since 2010.

Mr. Clancey brings to our Board more than 22 years of experience as both chief executive officer and chairman of international businesses,

and 16 years of experience serving on the boards of large public companies in a range of industries. Mr. Clancey’s board experience includes his service as a member of the board of directors of UST Inc. from 1997 to 2009, and as a member of the board of directors of Foster Wheeler AG from 2000 to 2005. In addition, Mr. Clancey served as a member of the board of directors of AT&T Capital from 1993 to 1998, when the company was sold to Nomura Securities.

Richard C. Ill	Mr. Ill, age 70, has been the Executive Chairman of the Triumph Group, Inc., a company that designs, manufactures, repairs and overhauls aircraft components and assemblies, since July 2012, and has been a director of Triumph since 1993. He also served as Chairman and Chief Executive Officer of Triumph from 1993 until July 2012. Mr. Ill serves as a director of P.H. Glatfelter Company and Mohawk Industries and as a member of the Drexel University Board of Trustees. Mr. Ill previously served as an Airgas director from 2004 until 2010.

Mr. Ill has over 45 years of public company experience in management, manufacturing and operations. From his tenure as CEO of Triumph Group, and from his service on other public company boards, he provides a strong operational, financial and strategic background and has valuable business leadership and management experience and insights into many aspects of our business and the current business climate.

Ted B. Miller, Jr.	Mr. Miller, age 61, has been the President of 4M Investments, LLC, an international private investment company, since 2001. He is also the founder, Chairman and majority shareholder of Intercomp Technologies, LLC, dba Intercomp Global Services, a privately-held business process outsourcing company founded in 1994; and founder, Chairman and majority shareholder of Visual Intelligence, a privately held imaging technologies company founded in 2001. Mr. Miller has been an Airgas director since 2010.

Mr. Miller brings to our Board extensive executive, financial and governance experience as a significant shareholder, executive officer and director of both start-up companies and large public companies. His extensive business and leadership experience includes his positions as the founder, Chairman and majority shareholder, from 2003 to 2011, of M7 Aerospace, LP, a privately held aerospace service, manufacturing and technology company, which was sold to Elbit Systems of America in December 2010, and his positions, from 1996 to 2002, as the Chairman and Chief Executive Officer of Crown Castle International Corp., a publicly-held global wireless communications infrastructure company he founded in 1995. In addition, Mr. Miller served as a member of the board of directors of Affiliated Computer Services, Inc., a global business process outsourcing company employing over 70,000 employees, from November 2008 until the acquisition of the company by Xerox Corporation in February 2010.

The Airgas Board recommends that you vote “FOR” the election to the Board of each of the foregoing nominees.

Directors Serving for Terms Expiring at the 2014 Annual Meeting

Peter McCausland	Mr. McCausland, age 63, has been an Airgas director from June 1986 until September 15, 2010 and from September 23, 2010 to the present and has served as Executive Chairman since August 2012. Prior to that, he served as Chairman of the Board from 1987 to September 15, 2010 and from August 29, 2011 to August 2012. Mr. McCausland also served as the Chief Executive Officer of Airgas from May 1987 to August 2012 and President of Airgas from June 1986 to August 1988, from April 1993 to November 1995, from April 1997 to January 1999 and from January 2005 to August 2012. Mr. McCausland serves as a director of the Independence Seaport Museum. Mr. McCausland also serves on the Board of Visitors of the Boston University School of Law and the College of Arts and Sciences of the University of South Carolina.

Mr. McCausland brings to the Board leadership, and extensive business, operating, acquisition, finance, business strategy development and policy experience, and tremendous knowledge of our company and the industrial gas industry. In addition, Mr. McCausland brings his strategic vision for Airgas to the Board. His service as a director and the CEO of Airgas since 1987 has contributed to the effectiveness of the Board and creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. Furthermore, Mr. McCausland provides Airgas with effective leadership.

Lee M. Thomas	Mr. Thomas, age 69, served as Chief Executive Officer of Rayonier, Inc. from March 2007 until December 31, 2011 and as Chairman of the Board of Rayonier from July 2007 until May 17, 2012. He also served as President of Rayonier from March 2007 until October 2010. Previously, he served as President of Georgia-Pacific Corporation, beginning in September 2002, and as President and Chief Operating Officer, beginning in March 2003, until his retirement in December 2005. Mr. Thomas held these and other senior executive positions within Georgia-Pacific Corporation since 1993. Prior to that, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr. Thomas is a director of Regal Entertainment Group and DuPont Corporation. Mr. Thomas has served as an Airgas director since 1998.

Mr. Thomas brings to our Board an extensive knowledge of the environmental regulatory process from his senior positions in industry and government. His tenure at Rayonier and Georgia-Pacific and as Administrator of the U.S. Environmental Protection Agency and Deputy Director of the Federal Emergency Management Agency provide valuable business, leadership and management experience, including expertise on governmental relations in environmental regulatory areas.

John C. van Roden, Jr.	Mr. van Roden, age 64, served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a diversified global manufacturer of specialty papers and engineered products, from 2003 to 2006. Prior to that, he served as Senior Vice President and Chief Financial Officer for Conectiv from 1998 to 2003, and as the Senior Vice President and Chief Financial Officer of Lukens Inc. from 1982 to 1998. Mr. van Roden also serves on the boards of H.B. Fuller Company, Horsehead Holding Corp. and Penn Virginia Resource Partners, L.P. Mr. van Roden has served as an Airgas director since October 2006.

Mr. van Roden brings to the Board over 20 years of experience in strategic and financial management from his senior leadership positions at P.H. Glatfelter, Conectiv and Lukens, where he served in significant financial leadership positions. From his extensive experience as a financial executive, Mr. van Roden provides leadership in the financial area and serves as the Chairman of our Audit Committee and as an audit committee financial expert.

Ellen C. Wolf	Ms. Wolf, age 59, served as Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater company, from 2006 until May 2013. Previously, she served as Senior Vice President and CFO of USEC, Inc. beginning in December 2003 and as Vice President and CFO of American Water from 1999 to 2003. Prior to that, Ms. Wolf held various positions with increasing responsibility in corporate accounting, finance and business development since beginning her career in 1979. She also serves on the board of the Philadelphia Zoo and a privately-held company. Ms. Wolf has been an Airgas director since 2008.

Ms. Wolf brings to the Board her strong financial, corporate accounting, business development and leadership experience through her corporate senior executive positions and her previous service on the audit committee of another public company and her current service on the audit and compensation committees of a privately-held company. Ms. Wolf’s financial expertise provides her with a deep understanding of our financial statements, corporate finance matters and accounting issues, and enables her to serve on our Audit Committee as an audit committee financial expert.

Directors Serving for Election for Terms Expiring at the 2015 Annual Meeting:

James W. Hovey

Mr. Hovey, age 67, is President of The Fox Companies, a diversified real estate development firm, which he joined in 1972, where he has been responsible for the development of numerous housing units and office buildings, and of a sports arena. Mr. Hovey also serves as a member of the Board of Trustees of Eisenhower Fellowships, Inc. Mr. Hovey has been an Airgas director since 1999.

Mr. Hovey brings senior-level management experience to the Board through his 40-year career as an executive of a real estate development firm. Mr. Hovey’s experience enables him to provide insight and guidance on real estate and finance matters facing the company. Mr. Hovey also brings to the Board his leadership skills from his extensive non-profit experience.

Michael L. Molinini	Mr. Molinini, age 62, has been President and Chief Executive Officer since August 2012. Prior to that time, Mr. Molinini served as Executive Vice President and Chief Operating Officer of Airgas from January 2005 until August 2012. Prior to that time, Mr. Molinini served as Senior Vice President—Hardgoods Operations from August 1999 to January 2005 and as Vice President—Airgas Direct Industrial from April 1997 to July 1999. Prior to joining Airgas, Mr. Molinini served as Vice President of Marketing for National Welders Supply Company, Inc. (“National Welders”) from 1991 to 1997. Mr. Molinini has been a director since May 1, 2012.

Mr. Molinini brings to the Board his extensive knowledge of, and experience in, Airgas’ business and the industrial gas industry, in addition to the leadership capabilities he gained through the senior management positions he has held during his career. Mr. Molinini has more than 40 years experience in management positions in the industrial gas industry. As Chief Executive Officer, his insight into the operations and management of Airgas are invaluable to the Board in carrying out its oversight functions.

Paula A. Sneed	Ms. Sneed, age 65, is the Chairman and CEO of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President of Global Marketing Resources and Initiatives for Kraft Foods, Inc. from June 2005 until her retirement in December 2006. She was responsible for leading Kraft’s approximately 700-person Global Marketing Services organization (advertising, media, promotions, marketing research, packaging, digital and interactive marketing, CRM and other marketing disciplines) serving more than 100 major food brands. Ms. Sneed joined General Foods Corporation (which later merged with Kraft Foods, Inc.) in 1977, and served in various executive positions since 1986. She also serves as a trustee of Simmons College and Teach for America and is a member of the Visiting Committee of the Harvard Business School. Ms. Sneed is also a member of the board of directors of The Charles Schwab Corporation and TE Connectivity Ltd. Ms. Sneed has been an Airgas director since 1999.

Ms. Sneed has a broad range of leadership experience in general management and functional management roles from her tenure at General Foods and Kraft Foods, where, among other things, she led several business divisions and company-wide functions. Ms. Sneed brings valuable marketing and global management skills and extensive leadership experience to the Board. She also provides our Board with useful insights on best governance practices from her service on other public company boards of directors and on audit, finance and compensation committees of profit and non-profit organizations.

David M. Stout	Mr. Stout, age 59, served as President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations, from January 2003 to February 2008. Prior to that, he served as President, U.S. Pharmaceuticals from 1999 to January 2003. He served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham from October 1996 until 1998. Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation, from 1994 until 1996. He held various executive and sales and marketing positions with Schering-Plough from 1979, when he joined the company, until 1994. Mr. Stout is also a member of the board of directors of NanoBio Corporation, a privately-held company, Jabil Circuit, Inc. and Shire plc. Mr. Stout has been an Airgas director since 1999.

With over 20 years of senior management experience in the pharmaceutical industry, Mr. Stout brings to our Board valuable business, manufacturing, research and development, and global operations experience. In his roles, Mr. Stout gained valuable experience dealing with governments, distributors and suppliers and the complexities related to operating in a regulated industry. His service on boards of directors and committees of other public companies has given him valuable insight on best practices in the corporate governance and compensation areas.

Board of Directors and Committees

The Board of Directors held seven meetings during the fiscal year ended March 31, 2013. Each director attended at least 90% of the Board and committee meetings that he or she was scheduled to attend during the 2013 fiscal year.

The standing committees of the Board of Directors are an Executive Committee, a Governance and Compensation Committee, an Audit Committee and a Finance Committee. During the fiscal year ended March 31, 2013, the Executive Committee held no meetings, the Governance and Compensation Committee held five meetings, the Audit Committee held 11 meetings and the Finance Committee held four meetings.

Executive Committee

The members of the Executive Committee are Peter McCausland, Michael L. Molinini, David M. Stout, Lee M. Thomas and John C. van Roden, Jr. As authorized by Delaware law and our By-Laws, the Executive Committee may exercise all of the powers of our Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the By-Laws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity that has annual sales in excess of 20% of the annual sales of Airgas or take any other action that may only be taken by the Board of Directors.

Governance and Compensation Committee

The members of the Governance and Compensation Committee are James W. Hovey, Paula A. Sneed, David M. Stout and Lee M. Thomas. Each member of the Committee is independent from Airgas and its management. The Committee’s primary responsibilities under the terms of its charter include:

•	establishing qualifications for Board membership;

•	interviewing and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders for positions on the Board;

•

developing and recommending to our Board of Directors a Code of Ethics and Business Conduct and considering requests for waivers from the Code of Ethics and Business Conduct for Board members and senior executives;

•	recommending assignment of Board members to committees;

•	reviewing policies for Board compensation;

•	reviewing and recommending changes to Board policies and procedures as they affect the organization and activities of the Board and its committees;

•	making reports for consideration by the Board;

•	considering matters of corporate governance, and reviewing, annually, the Corporate Governance Guidelines;

•	reviewing succession plans for senior executive officers;

•	conducting an annual evaluation of its performance and its charter;

•	reviewing and approving corporate goals and objectives and evaluating, annually, the performance of the Executive Chairman, the CEO and other officers in light of such goals and objectives;

•	determining the compensation of the Executive Chairman and the CEO based upon the evaluation of the performance of the Executive Chairman and the CEO;

•	reviewing and approving compensation for executive officers and employees who report directly to the Executive Chairman or the CEO;

•	reviewing and making recommendations to the Board with respect to non-Executive Chairman and non-CEO incentive compensation plans and equity-based compensation plans;

•	administering, approving and ratifying awards to executive officers and employees who report directly to the Executive Chairman or the CEO under our equity and incentive compensation plans;

•

reviewing and discussing the Compensation Discussion and Analysis section, also referred to in this proxy statement as the CD&A, of the annual proxy statement and, based on such review and discussion, determining whether or not to recommend that the CD&A be included in the proxy statement;

•	preparing the Compensation Committee Report for the annual proxy statement;

•	recommending to the Board for its recommendation to the stockholders the frequency of advisory say-on-pay votes, taking into account the results of prior stockholder votes; and

•	monitoring risks associated with our compensation practices and succession planning.

The Committee may, in its sole discretion, engage director search firms or compensation consultants, legal counsel and other advisers to assist it in the execution of its duties and responsibilities.

The Report of the Governance and Compensation Committee for the 2013 fiscal year appears on page 36 of this proxy statement. A copy of the Governance and Compensation Committee Charter can be found on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary.

Audit Committee

The members of the Audit Committee are Robert L. Lumpkins, Paula A. Sneed, John C. van Roden, Jr. and Ellen C. Wolf. Each member of the Committee is independent from Airgas and its management. In addition, the Board of Directors has determined that Mr. Lumpkins, Mr. van Roden and Ms. Wolf are each an “audit committee financial expert.” The Committee acts pursuant to a written charter adopted by the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding accounting and reporting practices, internal controls and compliance with laws and regulations. The Committee’s responsibilities under the terms of its charter include:

•	meeting at least quarterly with management, our chief internal auditor and our independent registered public accounting firm in separate executive sessions;

•

assessing the integrity of Airgas’ financial reporting process and system of internal controls through discussions with management, the internal auditors and the independent registered public accounting firm;

•	selecting, appointing and recommending for ratification by our stockholders, an accounting firm to serve as Airgas’ independent registered public accounting firm;

•	setting the fees to be paid to the independent registered public accounting firm and pre-approving all audit services to be provided by the independent registered public accounting firm;

•	establishing policies and procedures for the engagement of the independent registered public accounting firm to provide permitted non-audit services and pre-approve the performance of such services;

•	assessing the performance (effectiveness, objectivity and independence) of the independent registered public accounting firm;

•

reviewing an annual report from the independent registered public accounting firm describing its internal quality control procedures and any issues raised by the most recent internal or peer review, or Public Company Accounting Oversight Board review or inspection, of the independent registered public accounting firm;

•

reviewing and discussing with the independent registered public accounting firm the auditors’ and management’s responsibilities relating to the audit and other matters required to be discussed under applicable law, auditing standards of the PCAOB and NYSE listing standards;

•	reviewing with management and the independent registered public accounting firm the adequacy and effectiveness of the internal audit function;

•	providing an avenue of communication among the independent registered public accounting firm, internal auditors, management and the Board of Directors;

•

reviewing with management and the independent registered public accounting firm Airgas’ annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing our earnings releases;

•	discussing with management and the independent registered public accounting firm major issues regarding accounting principles and financial statement presentations;

•	establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding Airgas’ accounting, internal controls and auditing matters;

•	retaining independent counsel and other advisors as necessary to fulfill its responsibilities;

•	conducting an annual evaluation of its performance and its charter;

•	recommending to the Board of Directors that the audited consolidated financial statements be included in Airgas’ Form 10-K and Annual Report to Stockholders;

•	preparing the Report of the Audit Committee for the annual proxy statement; and

•

reviewing and discussing with management policies and procedures for addressing risks relating to financial reporting, internal control over financial reporting and related regulatory compliance and taxes, and generally reviewing Airgas’ processes related to other risk exposure.

The Report of the Audit Committee for the 2013 fiscal year appears on page 50 of this proxy statement. A copy of the Audit Committee Charter can be found on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary.

Finance Committee

The members of the Finance Committee are John P. Clancey, James W. Hovey, Ted B. Miller, Jr., David M. Stout and John C. van Roden, Jr. The purpose of the Committee is to review, advise and make recommendations on Airgas’ financial affairs, policies and programs. The Committee meets periodically, but not less than three times per year, to review Airgas’ financial matters, including Airgas’:

•	capital structure;

•	policies regarding dividends, stock splits and stock repurchases;

•	current and projected capital requirements and the issuance of debt and equity securities;

•	credit agreements and major changes to them and borrowings and financings of every nature;

•	insurance programs and practices for managing insurable risks;

•	programs and practices for managing interest rate, foreign exchange and commodities price risk;

•	benefit plan trust investment policies, administration and performance;

•	standing with credit rating agencies and the decisions and contingencies that might affect its credit rating; and

•	relationships with, and approach to managing its relationships with, public and private lenders.

COMPENSATION OF DIRECTORS

Only directors who are not employees of Airgas receive compensation for their services as directors. Our compensation package for non-employee directors for the 2013 fiscal year was composed of cash, which consisted of an annual retainer of $40,000, plus a fee of $1,500 for each in-person Board committee or any other meeting on behalf of the Company attended during the 2013 fiscal year, $1,000 for each Board, or committee telephonic meeting and stock option grants under the Second Amended and Restated 2006 Equity Plan, referred to in this proxy statement as the 2006 Equity Plan. The cash component of the directors’ compensation is set by the Board following review and recommendation by the Governance and Compensation Committee. We also reimburse our non-employee directors for their out-of-pocket expenses incurred in connection with attendance at Board, committee and stockholder meetings, and other company business. Non-employee directors are eligible to participate in the 2006 Equity Plan and the Airgas, Inc. Deferred Compensation Plan II, referred to in this proxy statement as the Deferred Compensation Plan II, and some of our directors have participated in the Airgas, Inc. Deferred Compensation Plan I, referred to in the proxy statement as the Deferred Compensation Plan I, and more fully described under the heading “Retirement and Other Plans and Programs” found on page 33 of this proxy statement.

In order to closely align the interests of directors with those of our stockholders, a substantial portion of the directors’ compensation is in the form of stock options. The number of shares under each option granted is determined annually by the Board following review and recommendation by the Governance and Compensation Committee. The exercise price of each option is equal to the closing price of our common stock on the date of grant and each option is exercisable immediately. Options granted to non-employee directors during the 2007 to 2013 fiscal years expire after eight years and options granted to non-employee directors in fiscal years prior to 2007 expire after 10 years. On August 14, 2012, each non-employee Board member serving on the Board as of that date was granted options to acquire 4,600 shares of our common stock with an exercise price of $82.74 per share.

The Presiding Director receives an additional $10,000 annual retainer, the Chairman of the Audit Committee receives an additional $10,000 annual retainer, the Chairman of the Governance and Compensation Committee receives an additional $7,500 annual retainer and the Chairman of the Finance Committee receives an additional $5,000 annual retainer.

Each year, non-employee directors may elect to defer, under the Deferred Compensation Plan II, all or a portion of his or her director’s fees. The amount deferred is credited to an account that tracks valuation funds selected by the participant from a family of funds under the plan, one of which tracks Airgas common stock. Each participating director elects when the balance will be paid within the alternatives offered under the plan, and the unpaid account balance accrues interest based on earnings in the selected valuation funds. In addition, one of our current directors maintains a balance in the Deferred Compensation Plan I.

We believe that directors should be stockholders and should have a financial stake in the company. The Governance and Compensation Committee revised the ownership guidelines in August 2011. Under the new guidelines, the non-employee directors are expected to maintain at least 25,000 shares of Airgas common stock (which may include up to 22,500 shares under options) or shares having a value equal to five times the director’s annual Board retainer (which may include 60% of the in-the-money options). Compliance with these guidelines is expected by the later of the director’s fifth anniversary on the Board or August 29, 2016. Each of the current non-employee directors satisfies these ownership requirements at the present time.

Director Compensation Table

The following table shows the compensation earned by each non-employee director in the 2013 fiscal year.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
John P. Clancey	55,000	120,926	-0-	175,926

James W. Hovey	66,500	120,926	-0-	187,426

Robert L. Lumpkins	61,000	120,926	-0-	181,926

Ted B. Miller, Jr.	54,000	120,926	-0-	174,926

Paula A. Sneed	68,500	120,926	-0-	189,426

David M. Stout	61,500	120,926	-0-	182,426

Lee M. Thomas	63,000	120,926	-0-	183,926

John C. van Roden, Jr.	90,000	120,926	-0-	210,926

Ellen C. Wolf	64,000	120,926	-0-	184,926

(1)	Consists of the aggregate amount of all fees earned or paid in cash for services as a director, consisting of annual Board and committee chair retainers and Board and committee meeting fees earned by non-employee directors, as described above. During the 2013 fiscal year, each of Mr. Clancey and Mr. Stout chose to defer a portion of his cash compensation as a director under the Deferred Compensation Plan II.
(2)	The amounts shown reflect the grant date fair value of stock options granted during the 2013 fiscal year, computed in accordance with FASB ASC Topic 718. These dollar amounts do not correspond to the actual value that may be realized by the non-employee directors. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 13 to Airgas’ consolidated financial statements for the fiscal year ended March 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on May 22, 2013. Each non-employee director on the Board at the time was granted an option under the 2006 Equity Plan to purchase 4,600 shares on August 14, 2012 with an exercise price of $82.74 per share. As of March 31, 2013, the following non-employee directors held options to purchase the following number of shares:

a.	Mr. Clancey held 15,882
b.	Mr. Hovey held 42,382
c.	Mr. Lumpkins held 15,882
d.	Mr. Miller held 15,882
e.	Ms. Sneed held 56,882
f.	Mr. Stout held 64,382
g.	Mr. Thomas held 29,382
h.	Mr. van Roden held 35,882
i.	Ms. Wolf held 27,655

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Governance and Compensation Committee of our Board of Directors has responsibility for establishing and implementing our compensation philosophy, and for continually monitoring our adherence to that philosophy. The Committee reviews and approves compensation levels for all Airgas executive officers as well as all of our corporate compensation, retirement, perquisite and insured benefit programs, including programs applicable to our executive officers, which includes our named executive officers. With respect to our Executive Chairman and our Chief Executive Officer, the Committee annually evaluates their accomplishments and performance against established objectives and sets their compensation levels based upon such evaluation. The Committee may choose to award additional annual cash incentive compensation to our Executive Chairman and the CEO based upon the Committee’s evaluation of the Executive Chairman’s and the CEO’s performance. These functions are set forth in the Committee’s Charter, which appears on our website (www.airgas.com) and is reviewed annually by the Committee. The Committee seeks to ensure that the total compensation paid to our executives, a significant portion of which is related to performance, is fair, reasonable and competitive and consistent with our compensation philosophy. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other Airgas management associates.

The Committee reviews whether compensation policies and practices create incentives for risk-taking that could have a material adverse effect on Airgas. In January 2013, the Committee conducted an assessment of all the incentive compensation programs across Airgas to consider whether they encourage excessive risk-taking. The Committee determined that Airgas compensation practices provide reasonable assurance against, and do not encourage, excessive risk-taking due to:

•	the balance between short-term and long-term incentives;

•	accounting standards and testing;

•	the relatively low ratio of incentive pay to the associated financial achievement;

•	separation of duties regarding authority over sales decisions; and

•	incentive compensation limits.

There have been no material changes in compensation plans since the January 2013 review.

The following individuals, included in the “Summary Compensation Table for the 2013 Fiscal Year” found on page 37 of this proxy statement, are referred to as our “named executive officers” throughout this proxy statement:

•	Peter McCausland, Executive Chairman

•	Robert M. McLaughlin, Senior Vice President and Chief Financial Officer;

•	Michael L. Molinini; President and Chief Executive Officer;

•	B. Shaun Powers, Division President;

•	Michael E. Rohde, Division President; and

•	Robert H. Young, Jr., Senior Vice President and General Counsel.

Compensation Philosophy and Objectives

Our goal is to maintain compensation and benefit plans that will allow us to attract and retain highly qualified employees while motivating and rewarding performance that will lead to sustained increases in the value of our stockholders’ investment in Airgas. We also seek to align the interests of our named executive officers with those of our stockholders by evaluating performance primarily on the basis of key financial measures. Given these goals, our compensation philosophy has been, and continues to be, to emphasize “pay for performance” programs designed to reward superior financial performance and long-term enhancement of stockholder value, while maintaining competitive base pay, retirement, healthcare and other fixed compensation programs. We set base salary, annual cash incentive opportunities and long-term equity incentive opportunities to reflect an individual executive’s level of responsibility and performance against established objectives, and we rely on our judgment and discretion after reviewing Airgas’ performance and evaluating the executive’s performance.

Role of the Committee and Executive Officers in Compensation Decisions

The Committee oversees the design, development and implementation of the compensation program for the Executive Chairman, the CEO and the other executives, including the named executive officers. The Committee evaluates the performance of the Executive Chairman and the CEO and determines the Executive Chairman’s, and the CEO’s compensation in light of the goals and objectives of the compensation program. Mr. McCausland and Mr. Molinini, as appropriate, assess the performance of our other executives, including the other named executive officers, and the Committee approves their compensation considering recommendations from Mr. McCausland and Mr. Molinini. Neither the Committee nor management sought advice from compensation consultants during the 2013 fiscal year. Management relied on a service from Equilar Inc., a compensation research firm, to provide peer executive compensation data from proxies and a compensation survey for comparison purposes. However, we did not receive advice from Equilar in setting our executive compensation.

The Committee’s work is accomplished through a series of meetings, following a regular calendar schedule, to ensure that all major elements of compensation are addressed and compensation and benefit programs are properly designed, implemented and monitored. Occasionally, special meetings are called to address matters that require attention outside of the regular compensation cycle. Working with the Committee Chair, Lee M. Thomas, Robert H. Young, Jr., our Senior Vice President and General Counsel, and Dwight T. Wilson, our Senior Vice President-Human Resources, prepare an agenda and supporting materials for each meeting, which are provided to Committee members two-to-four days in advance of the meeting. Mr. Wilson and Mr. Young, along with Mr. McCausland, generally attend Committee meetings by invitation, but are excused for executive sessions. As requested, Mr. McCausland, Mr. Young and Mr. Wilson offer their opinions and recommendations to the Committee. The Committee may invite other members of management to attend meetings to discuss items within their specific areas of responsibility. Mr. Wilson periodically provides the Committee with peer and survey information concerning executive compensation, including for his own position. Otherwise, no executive plays a role in his or her own compensation determination, other than discussing individual performance objectives with the Committee, Mr. McCausland or Mr. Molinini, as appropriate.

Consideration of Stockholder Advisory Vote to Approve Executive Compensation

Our Board submitted a proposal for an advisory vote to approve our executive compensation program to our stockholders at our 2012 Annual Meeting of Stockholders. Due to the 90.7% vote in favor of our executive compensation program at our 2012 Annual Meeting of Stockholders, we believe that our stockholders view our executive compensation program as extremely robust and effective in achieving our objectives. Thus, after considering the outcome of the vote, we decided to continue our current compensation philosophy and programs, while continuously monitoring developments in executive compensation, especially among our peer companies. We have not made any specific changes to our executive compensation program as a result of our stockholder advisory vote last year.

Setting Executive Compensation

Elements of Executive Compensation

Consistent with our compensation philosophy, the Committee has structured our annual and long-term executive compensation programs to motivate executives to achieve the business goals set by our Board of Directors, and these programs reward the executives for achieving and exceeding those goals. The key elements of our executive compensation program are:

•	base salary;

•	annual cash incentive awards; and

•	long-term incentive compensation.

These key elements are addressed separately below. In determining each component of compensation, the Committee takes into account all other elements of an executive’s compensation package.

Our compensation programs for executive officers are designed to reflect their success in attaining key objectives, both individually and as a management team. Depending on each executive’s plan, 85% to 100% of our target annual cash incentive payments are calculated based on Airgas’ performance with regard to certain key financial metrics versus budgeted levels. For certain executives, 15% of those target payments are calculated based on the executive’s attainment of strategic goals and on individual performance and contributions. There are two levels of approval for each award and the Committee has final approval for awards to executive officers. Our equity-based compensation program is intended to reward the management team’s success in delivering value to our stockholders. Specifically, stock option grants reward our executives for their contributions that result in increases in our stock price over time. In each case, we strive to ensure that our compensation program provides rewards based on meaningful measures of performance, and the Committee may make adjustments to the incentive programs annually in light of past experience, changes in strategic focus, regulatory requirements and other relevant factors.

Benchmarking Compensation Against Our Peers

Periodically, Mr. Wilson provides the Committee with data comparing our elements of compensation and levels of executive compensation against relevant companies in the chemicals and industrial distribution industries, including a comparison of compensation elements of individual executives where the positions are sufficiently similar to make comparison meaningful. Currently, the peer group for compensation comparisons is:

•	Air Products & Chemicals, Inc.

•	Albemarle Corporation

•	Anixter International, Inc.

•	Ashland Inc.

•	Axiall Corporation

•	Cabot Corporation

•	Celanese Corporation

•	CF Industries Holdings, Inc.

•	Cliffs Natural Resources Inc.

•	Clorox Company

•	Eastman Chemical Company

•	Fastenal Company

•	FMC Corporation

•	Henry Schein Inc.

•	International Flavors & Fragrances Inc.

•	MRC Global Inc.

•	MSC Industrial Direct Company, Inc.

•	PolyOne Corporation

•	Praxair Inc.

•	Rockwood Holdings, Inc.

•	RPM International, Inc.

•	The Scotts Miracle-Gro Company

•	The Sherwin-Williams Company

•	Sigma-Aldrich Corporation

•	The Valspar Corporation

•	Wesco International Inc.

•	Grainger W W Inc.

•	Westlake Chemical Corporation

For executive positions that are not typically named executive officer positions in our peer companies, the peer group includes a broader group of chemicals industry and industrial distribution companies that participate in executive compensation surveys available to Airgas management.

The most recent benchmarking of executive compensation levels was performed by Mr. Wilson in the beginning of the 2012 fiscal year. The benchmarking compared compensation of our named executive officers to the median base salary, total cash compensation and total “direct” compensation of similar positions in the peer group companies. “Direct” compensation adds the Black-Scholes value of stock option grants to the total cash compensation. We believe that periodic reviews of outside compensation practices are appropriate to determine if any compensation levels require adjustments or if the mix of compensation components requires rebalancing.

Given the nature of our businesses, we compete with companies across the two broad industry groups mentioned above for top executive-level talent. As such, in setting total compensation levels for our executives, the Committee gives serious consideration to the median level of compensation paid to similarly-situated executives of chemicals and industrial distribution companies of comparable size to Airgas. An individual executive’s targeted compensation may vary from the median of peers based upon expertise, experience and local market factors.

Compensation of our Executive Chairman and our Chief Executive Officer

The compensation of our Executive Chairman and our CEO is reviewed by our Governance and Compensation Committee and our Board and determined solely by our Governance and Compensation Committee. The compensation of our Executive Chairman and our CEO is based on factors similar to those utilized for the other named executive officers, but also includes consideration of the overall responsibilities of our Executive Chairman and our CEO for achievement of corporate-wide responsibilities, including the achievement of our operational goals for our CEO, and responsibility for our strategic vision for our Executive

Chairman. The specific elements of compensation for our Executive Chairman and our CEO and any differences in their compensation as compared to the other named executive officers are discussed below.

Components of Executive Compensation for the 2013 Fiscal Year

Given our philosophy of “pay for performance,” a significant percentage of total compensation is allocated to performance-based incentives. As a general matter, we recognize that, as employees progress to higher levels within our organization, they assume more responsibility for our overall performance and returns to stockholders. Consequently, we seek to link greater portions of executive compensation to criteria and metrics that are tied to the creation of stockholder value. Looking at the named executive officers as a group, 73% of their target total compensation (including the Black-Scholes value of stock option grants) for the 2013 fiscal year was allocated to performance-based, or “at-risk,” components consisting of annual cash incentives and stock options, with the remaining 27% allocated to base salary. To date, we have only granted stock options under our equity incentive plans. We have always balanced the value of the grants to the executive (measured using the Black-Scholes Option Pricing Model) and the potential dilution to existing stockholders that can result from such grants (measured using the burn rate, or the shares granted as a percentage of shares outstanding). Our policy for allocating value between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing strong incentives for our executives to maintain an “ownership” mindset, matching long-term value creation for them and our stockholders. The ownership mindset our compensation policy encourages also serves to reduce risk taking by our executives because of their focus on long-term value creation.

For Mr. McCausland, who transitioned from his role as CEO to Executive Chairman in August 2012, his performance-based compensation for the 2013 fiscal year was targeted at 77% of total target compensation, and 74% of his actual total compensation was allocated to performance-based compensation. His actual cash incentive compensation was 14% and his non-cash incentive compensation was 60% of his total compensation. For Mr. Molinini, who became CEO in August 2012, his performance based compensation the 2013 year was targeted at 80%, and 78% of his actual total compensation was allocated to performance-based compensation. His actual cash incentive compensation was 12% and his non-cash incentive compensation was 66% of his total compensation.

Combined target cash and non-cash incentive compensation for the four named executive officers other than Mr. McCausland and Mr. Molinini for the 2013 fiscal year ranged from 56% to 66% of total target compensation. Their combined actual cash and non-cash incentive compensation for the 2013 fiscal year also ranged from 51% to 65% of total compensation.

•	Actual cash incentive compensation ranged from 10% to 18% of total compensation

•	Actual non-cash incentive compensation ranged from 37% to 53%.

We believe these mixes are both competitive within the marketplace and consistent with our stated compensation philosophy.

The Committee believes that the relatively larger component of Mr. McCausland’s and Mr. Molinini’s compensation that is performance-based reflects their greater focus on company-wide operational and strategic initiatives that have a direct and significant impact on Airgas’ overall performance. This has historically resulted in higher compensation for the CEO than for our other executive officers.

Base Salary

Base salary is the component of compensation that is fixed and intended to compensate our executives, based on their experience, expertise, job responsibilities and the performance of their responsibilities during the fiscal year. While base salaries must be competitive in order to recruit and retain qualified executives, we generally do not pay base salaries at levels exceeding the market median among peer companies. Our review of base salaries paid to our executives’ peers indicates that the base salaries of our named executive officers generally are below the median for comparably-sized chemical industry and industrial distribution companies. Consistent with our compensation philosophy that we offer compensation opportunity based on superior performance, we strive to use incentive compensation, rather than base salary, to provide executives with an above-market compensation opportunity if we exceed budgeted financial performance metrics and drive increases in stockholder value. Mr. McCausland and Mr. Molinini are paid a higher base salary than the other named executive officers because they are our most senior officers, have direct accountability to our Board and have broader responsibilities than our other executive officers. The difference in base salaries is consistent with relative base salaries reflected in peer-company comparisons of executives with like responsibilities.

Each year, our Governance and Compensation Committee reviews the base salary of Mr. McCausland, Mr. Molinini and all other executive officers. In making adjustments to base salary levels, the Committee considers:

•	the executive’s level of responsibilities;

•	the executive’s experience and breadth of knowledge;

•	the executive’s individual performance as assessed through annual performance reviews;

•	the executive’s role in management continuity and development plans;

•	internal equity factors, meaning relative pay differences for different jobs; and

•	on a periodic basis, benchmark data on the compensation practices of peer companies, from available salary survey data and as reported in public company proxy statements.

The normal interval between salary reviews for most executive officers and most other employees is 12 months, usually completed in the quarter following the fiscal year end. Mr. McCausland’s salary increases have been less frequent, as the Committee prefers to consider the factors listed above over a more than one-year period and adjust his salary in larger increments. Mr. McCausland did not receive a base salary increase during the 2013 fiscal year. Mr. Molinini’s base salary increased to $850,000 upon his transition to CEO. Thirteen other executive officers received a salary increase during the 2013 fiscal year.

Annual Cash Incentive Awards – Management Bonus Plans

Annual cash incentive awards for our executive officers are intended to promote the achievement of our corporate and division financial performance goals, as well as individual performance goals. Each of our named executive officers participated in our Executive Bonus Plan. In addition, depending upon the named executive officer’s position and responsibilities with Airgas, each named executive officer participated in one of the following Airgas annual cash incentive plans for which executive officers and other management employees may be eligible, which plans, together with our Executive Bonus Plan, are referred to in this proxy statement as our Management Bonus Plans:

•

the Fiscal Year 2013 Management Bonus Plan for Corporate Employees, in which Messrs. McCausland, McLaughlin, Molinini and Young participated during the 2013 fiscal year, is available to all management-level employees who have corporate-wide responsibility; and

•

the Fiscal Year 2013 Management Bonus Plan for Division and Region Management, in which Messrs. Powers and Rohde (Division Presidents) participated during the 2013 fiscal year, is available to all senior management who work within our divisions and regions.

The overall cash incentive award paid to each executive officer is composed of (1) a cash incentive award under our Executive Bonus Plan that is based on financial performance goals and (2) a cash incentive award under the applicable Management Bonus Plan that is based on strategic and individual performance goals. In addition, the Committee may, in its discretion, grant to any executive officer a cash award outside of any of our plans described above.

Corporate Performance Goals. Within 90 days after the beginning of each fiscal year, the Committee (1) reviews our performance during the prior fiscal year, (2) analyzes anticipated value drivers in our industry and within our company and proposed performance objectives for the current fiscal year and (3) determines the specific performance criteria for each executive officer and the metrics that will be used for the current fiscal year under our Executive Bonus Plan, based on such review and analysis. Examples of performance criteria that the Committee may consider are a cash flow measure, such as: earnings before interest, taxes, depreciation, amortization and special gains (charges), or Adjusted EBITDA; sales; earnings per share; gross profit; return on capital, or ROC; and transaction processing accuracy. After selecting the performance criteria, the Committee establishes performance metrics within the selected criteria and assigns to each of our executive officers a target award. The target award, expressed as a percentage of the executive officer’s annual base salary as of the first day of the second quarter of the fiscal year, is determined based upon the executive’s position in the company.

In addition, each of the pre-determined performance criteria (e.g., ROC) is weighted by the Committee, in its judgment, to reflect its relative importance, and becomes a separate component of the executive officer’s cash incentive award. The Committee also sets a target payout, expressed as a percentage, for each component, which may vary depending upon our actual performance with respect to the component against the pre-determined performance metrics. Our executive officers will receive cash incentive awards under the Executive Bonus Plan if, at the end of the fiscal year, Airgas has achieved the performance metrics established within the criteria selected by the Committee at the beginning of the fiscal year. Actual cash award payments will vary based upon Airgas’ level of achievement of the pre- determined corporate performance metrics and the different weights assigned to each performance criteria component for each executive officer.

The annual cash incentive award targets are set for each executive officer as a percentage of base salary with regard to the relative responsibilities of each executive officer and with regard to the total cash compensation opportunity for comparable positions in peer companies. For the 2013 fiscal year, Mr. McCausland’s target for his annual cash incentive award was 100% of his annual base salary. For the 2013 fiscal year, Mr. Molinini’s target annual cash incentive award was increased to 100% of his base salary paid for the 2013 fiscal year. We believe that Mr. McCausland’s and Mr. Molinini’s target awards were generally comparable to the target annual cash incentive award for chief executive officers in our peer companies. Messrs. Power’s and Rohde’s target annual cash incentive award were 60% of their annual base salaries as of the one-hundredth day of the fiscal year. We believe that 60% of base salary for Messrs. Powers and Rohde and the other executive officers with segmented profit responsibilities is appropriate given the direct financial measurement of their impact on Airgas results. All other executive officers had target annual cash incentive awards set at 50% of their annual base salary as of the one-hundredth day of the fiscal year (except one non-named executive officer’s prorated adjustment for a later increase), which reflects their responsibilities relative to Mr. McCausland and Mr. Molinini and generally reflects the total cash compensation opportunity for the other named executive officers in our peer companies.

Adjusted EBITDA and ROC were chosen as the plan performance criteria for executives with corporate-wide responsibility (i.e., Messrs. McCausland, McLaughlin, Molinini and Young). Adjusted EBITDA was most heavily weighted at 70% of the annual cash incentive award target because the Committee believes that it motivates growth, gross margin performance and expense management, and because of the direct correlation of earnings performance with share valuation. ROC was weighted at 15% of the annual cash incentive award target and was intended to drive discipline around long-term capital deployment and debt reduction, also important performance measures to stockholders. The remaining 15% of the target annual cash incentive award was based on individual performance and payout was based on performance against objectives set and agreed upon in the first quarter of the fiscal year. For Division Presidents (i.e., Messrs. Powers and Rohde), in addition to the corporate performance criteria of Corporate Adjusted EBITDA, additional performance criteria, include:

•	division Adjusted EBITDA

•	division ROC

•	sales or gross profit for targeted growth strategies

Corporate Adjusted EBITDA was weighted at 10% of the annual cash incentive award and Adjusted EBITDA for their respective divisions was weighted at 60% of the annual incentive award. The larger portion was based on their profit responsibility to motivate performance in their respective spheres of control, while the smaller portion recognizes their contributions to Airgas’ overall performance and is designed to encourage interdivisional cooperation. ROC for their respective divisions was weighted at 10% of the target annual cash incentive award to emphasize the importance of capital management (similar to the inclusion of ROC at the corporate level). The remaining 20% of the target annual cash incentive was based on sales or gross profit for targeted growth strategies to motivate focusing on opportunities that were specific to each division.

The threshold and maximum of each performance criterion of the award was determined separately. For the 2013 fiscal year, the Adjusted EBITDA threshold for both corporate and the divisions was 32% of the target award for achievement at 90% of budget. The Adjusted EBITDA target opportunity (100%) was earned for achievement of 100% of our budget for Adjusted EBITDA for the 2013 fiscal year. The maximum Adjusted EBITDA award opportunity was set at 105% of Adjusted EBITDA budget, which awarded 140% of the target opportunity and reflected the Committee’s judgment of reasonable compensation for superior performance.

The ROC target opportunity was set at achievement within 98% to 102% of our budget. The threshold bonus opportunity for both corporate and division ROC was set at 90% of budget, which awarded 20% of award target, and the maximum was set at 107% of budget, which awarded 150% of award target. That range was intended to recognize an adequate level of performance below budget while still improving ROC, and was intended to pay reasonable compensation above target for superior performance.

The Corporate Adjusted EBITDA target (budget) for the 2013 fiscal year was $957.6 million and the ROC target (budget) was 13.7%. For Mr. Powers’ award, the North Division Adjusted EBITDA budget was $276.1 million and the ROC budget was 17.0%. For Mr. Rohde’s award, the South Division Adjusted EBITDA budget was $208.3 million and the ROC budget was 13.5%. All targets reflect adjustments during the fiscal year to account for budgeted results from acquisitions completed during the year. We calculate Adjusted EBITDA by adding our depreciation and amortization expenses to our operating income, in addition to special charges such as restructuring and other related costs, impairment charges, costs (benefits) related to an unsolicited takeover attempt and multi-employer pension plan withdrawal charges. Note that the Adjusted EBITDA used to calculate annual cash incentive awards differs immaterially from the Adjusted EBITDA we report to investors in financial presentations and as presented in the “Statement In Opposition” on page 58 of this proxy statement due to the inclusion of an immaterial amount of income generated from Airgas’ joint ventures.

Individual Performance Goals. In addition to the corporate financial performance goals described above, under the Fiscal Year 2013 Management Bonus Plan for Corporate Employees, a portion of each of Messrs. McCausland’s, McLaughlin’s, Molinini’s and Young’s annual cash incentive award is based on individual performance measured against personal objectives. The Committee established individual performance objectives for Mr. McCausland after consultation with him at the beginning of the fiscal year regarding his priorities for the 2013 fiscal year. Mr. McCausland established individual performance objectives with Messrs. McLaughlin, Molinini and Young. The Committee reviewed, and based upon its evaluation, determined the scores for Messrs. McCausland and Molinini, and approved the scores for Messrs. McLaughlin and Young. For the 2013 fiscal year, individual performance goals under the Fiscal Year 2013 Management Bonus Plan for Corporate Employees represented 15% of the overall annual potential cash incentive award available for Messrs. McCausland, McLaughlin, Molinini and Young. The individual performance goals of the forgoing named executive officers were as follows:

•

Mr. McCausland’s goals: solidifying the new Safety and Compliance organization and delivering improvement in personal safety and preventable vehicle accident rates; executing the CEO succession plan and preparing for the next generation of succession; implementing the SAP conversion and the build-out of the Business Support Centers; implementing acquisitions in the core business; executing the survey of the top 300 and the follow-up leadership training program; and developing a comprehensive leadership evaluation and development program emphasizing diversity.

•

Mr. Molinini’s goals: solidifying the new Safety and Compliance organization and delivering improvement in personal safety and preventable vehicle accident rates; executing the new SAP-enabled structure and preparing for the next generation of succession; completing the conversion of all regions to the SAP platform and the build-out of the Business Support Centers; delivering the SAP-enabled benefits outlined in the five-year plan; embarking on the multi-year initiative to develop the e-business platform; and executing the gases sourcing plans.

•

Mr. McLaughlin’s goals: ensuring successful implementation of the Business Support Centers with appropriate controls for compliance with Financial Reporting Standards; completing conversion of the Regional Companies to SAP and realizing the targeted benefits; developing effective development and succession plans for key financial leadership positions; and reviewing and refining our risk compliance programs.

•

Mr. Young’s goals: determining how to mitigate risks, assuring proper reporting of risks and oversight of risk management; assuring compliance with antitrust, foreign corrupt practices, US Department of Transportation and US Food and Drug Administration laws and regulations; continued development and implementation of the company’s succession plan; mitigating the risks raised by implementation of the Airgas USA, LLC structure; and assuring Airgas is well positioned regarding the Dodd-Frank Wall Street Reform and Consumer Protection Act and other new regulations.

Strategic Goals. In addition to the corporate and division financial performance goals described above, under the Fiscal Year 2013 Management Bonus Plan for Division and Region Management, a portion of Messrs. Powers’ and Rohde’s annual cash incentive awards is based on attainment of strategic goals. Mr. Molinini recommended specific goals and metrics for Messrs. Powers and Rohde. Mr. McCausland and the Committee approved the scores for Messrs. Powers and Rohde. For the 2013 fiscal year, strategic goals represented 20% of the overall annual potential cash incentive award available for Messrs. Powers, Rohde and each executive officer who was a Division President. Mr. Powers earned 70.5% of the target bonus amounts for his strategic goals, and Mr. Rohde earned 67.5% of the target bonus amounts for his strategic goals.

Calculation of the Cash Awards. A participant’s target incentive award is multiplied by the weight for each component to determine the target payout for each component. Each performance score as a percentage (e.g., meeting the goal equals a 100% score) is multiplied by the target payout for the specific component to determine the actual incentive award for each component. Performance scores for each component utilizing performance criteria may range between 0% and 150% (140% for Adjusted EBITDA). Performance scores for the individual objectives may range between 0% and 100%. The total incentive award is the sum of the components. The aggregate scores for bonus metrics are limited to 135.5% for each of Messrs. McCausland, McLaughlin, Molinini and Young, and 143% for Messrs. Powers and Rohde. Extraordinary performance may be recognized with an additional bonus amount, but the total award opportunity is capped so that the maximum possible award is the lower of $1,500,000 and 200% of target.

For the 2013 fiscal year, the Corporate Adjusted EBITDA achievement was 93.4% of our 2013 budget, which translated into an Adjusted EBITDA award of 53.9% of the target opportunity. The Corporate ROC achievement was 90% of our 2013 budget, which translated into a 20.1% ROC award.

The following example explains the mechanics of the bonus plan. We have assumed that the executive earned 100% achievement on his individual objectives and was paid 100% of the award for individual objectives. The formula is illustrated below:

Adjusted EBITDA Award = 70% Weight X 53.94% Award = 37.75% of the Total Award Target

ROC Award = 15% Weight X 20.11% Award = 3.02% of the Total Award Target

Individual Performance Award = 15% Weight X 100% Award = 15% of the Total Award Target

The Total Award = 37.75% + 3.02% + 15% = 55.77% of the executive’s target award.

Based on individual and Company performance during fiscal year 2013 and the calculation methodology described above, the Committee awarded the following amounts to the named executive officers under the Management Bonus Plans:

Mr. McCausland	$501,949, representing 55.77% of target

Mr. McLaughlin	$125,781, representing 54.27% of target

Mr. Molinini	$443,335, representing 55.77% of target

Mr. Powers	$94,641, representing 48.48% of target

Mr. Rohde	$141,497, representing 84.85% of target

Mr. Young	$109,146, representing 55.77% of target

Discretionary Annual Bonuses Under the Management Bonus Plans. Following the 2013 fiscal year-end, the Committee evaluated Mr. McCausland’s and Mr. Molinini’s performance against their pre-determined individual objectives, Mr. McCausland evaluated Mr. Young’s performance, and Mr. Molinini evaluated Mr. McLaughlin’s performance against their pre-determined individual objectives. For a more detailed description of the annual incentive compensation awards received by the named executive officers, see “Summary Compensation Table for the 2013 Fiscal Year” found on page 37 of this proxy statement.

Mr. McCausland, Mr. Molinini and all of the other named executive officers received their annual cash incentive awards for the 2013 fiscal year in June 2013 following Committee approval at its regular May meeting. Annual cash incentive awards earned by our named executive officers for performance during the 2013 fiscal year appear in the “Summary Compensation Table for the 2013 Fiscal Year” on page 37 under the headings “Non-Equity Incentive Plan Compensation” and “Bonus.”

Long-Term Equity Incentive Compensation

The Committee’s objective in granting equity awards is to provide a strong incentive to our executives and key employees to focus on the ongoing creation of stockholder value by offering significant compensation opportunities for superior performance. These award opportunities not only allow us to offer a competitive overall compensation package, but also allow for further opportunities for stock ownership by our employees in order to increase their proprietary interest in Airgas and, as a result, their interest in our long-term success and their commitment to creating stockholder value.

Although long-term equity incentives under our 2006 Equity Plan may consist of nonqualified stock options, incentive stock options (ISOs), stock appreciation rights (SARs), restricted stock, restricted stock units or any combination of the above, as the Committee may determine, the Committee historically has only granted nonqualified stock options as the exclusive form of equity-based compensation. The table below provides certain information regarding our use of stock options during the last 10 fiscal years.

Fiscal Year-End	Total Shares Underlying Options Granted to Employees	Weighted Average Option Exercise Price ($)	No. of Employees Granted Options in Fiscal Year	Employee Options Granted in Fiscal Year as a % of Outstanding Shares at Fiscal Year-End	Employee Options Fair Value on Date of Grant ($)(1)	Total Outstanding Employee Options as a % of Outstanding Shares at Fiscal Year-End
3/31/2004	1,104,800	19.36	488	1.5	9,081,456	10.4
3/31/2005	1,007,500	21.15	446	1.3	9,349,600	9.1
3/31/2006	1,007,200	24.03	538	1.3	9,417,320	8.4
3/31/2007	933,900	36.19	472	1.2	12,838,558	8.1
3/31/2008	1,030,550	43.80	419	1.3	15,694,311	8.1
3/31/2009	1,070,000	59.87	438	1.3	19,498,530	8.1
3/31/2010	1,369,650	43.11	474	1.6	19,811,583	7.6
3/31/2011	997,800	62.31	435	1.3	22,638,901	8.7
3/31/2012	943,000	66.52	426	1.2	21,587,522	8.6
3/31/2013	924,900	91.91	418	1.3	27,320,159	6.9
Average Per Year	1,038,930		455	1.3		8.4

(1)	The amounts shown reflect the grant date fair value of stock options granted during the last 10 fiscal years, computed in accordance with FASB ASC Topic 718.

In granting long-term equity incentive awards, the Committee determines:

•	the executive officers to receive awards;

•	the number of shares in each grant to an executive officer;

•	the aggregate number of shares available for Mr. McCausland to grant in stock options to non-executive officers pursuant to his delegated authority; and

•	the terms and conditions of each award.

Long-term equity incentive awards for the 2013 fiscal year were determined and approved at the Committee’s regularly scheduled May 2012 meeting and are reflected in this proxy statement, including in the “Summary Compensation Table for the 2013 Fiscal Year” found on page 37 and the “Grants of Plan-Based Awards in the 2013 Fiscal Year” table found on page 39 of this proxy statement.

In determining the size of long-term equity incentive awards to the named executive officers for the 2013 fiscal year, the Committee considered the burn rate, historical grants to the executive officers, value per share as determined by using the Black-Scholes valuation model for stock options, the value of equity-based compensation to top executives in comparable chemical and industrial distribution companies and grant sizes relative to the executive’s peers at Airgas.

Our aim is to focus our executives on providing superior returns to our stockholders and driving for sustained increases in Airgas’ stock price. We believe that nonqualified stock options effectively focus our executives on these goals and are an efficient use of shares available under the plan.

Our stock option award program helps us to:

•	motivate and reward superior performance on the part of executives and key employees;

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	encourage increased stock ownership in Airgas by executives; and

•	maintain competitive levels of total compensation.

Option Grant Practices. The Committee makes decisions on stock option grants based solely on our compensation and retention objectives and our established measurements of the value of these awards. Each May, at its regularly scheduled meeting, the Committee approves the annual stock option awards for executive officers and the total shares available for stock option grants to our other key employees throughout the remainder of the fiscal year. The grant date for executive officers, and the date for setting the exercise price, is the date of that meeting. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. For the 2013 fiscal year, options to purchase 302,600 shares in the aggregate were granted to 14 executive officers.

Mr. McCausland granted annual stock option awards on May 8, 2012, the day of the Committee’s regularly scheduled May meeting, to 403 non-executive employees to purchase 621,300 shares in the aggregate.

The only other times stock options are typically granted are in connection with a new hire or in recognition of a special achievement. The exercise price for these grants for new hires is set on the date of employment or the date of approval, whichever is later, and the exercise price for a grant in recognition of a special achievement is set on the date of approval. The Committee delegated authority to Mr. McCausland to make these grants to employees, other than to executive officers, subject to an aggregate limit in the 2013 fiscal year of 25,000 shares. For the 2013 fiscal year, one grant totaled 1,000 shares to a non-executive officer employee. The Committee has not delegated any other aspect of the stock option grant process to any other person or committee.

The exercise price of all awarded stock options under the 2006 Equity Plan is equal to the closing selling price of Airgas shares on the NYSE on the date of grant. Formerly, under the Airgas, Inc. 1997 Stock Option Plan, referred to in this proxy statement as the 1997 Plan, when the grant decision was finalized by the Committee prior to the opening of trading on the NYSE on that day, the Committee set the exercise price for such awarded stock options at the closing price of our common stock from the last preceding trading day. Employee stock option awards made in the 2013 fiscal year vest and become exercisable in equal 25% increments on each of the first four anniversaries of the grant date and expire on the eighth anniversary of the grant date, or earlier upon certain terminations of employment.

Airgas has not granted equity awards to employees other than through the grant of stock options.

Retirement and Other Plans and Programs

We maintain the following plans and programs to provide retirement benefits to salaried employees, including Mr. McCausland and each of the named executive officers:

•	the Airgas, Inc. 401(k) Plan, referred to as the 401(k) Plan;

•	the Deferred Compensation Plan I; and

•	the Deferred Compensation Plan II.

We maintain the following plan to provide additional benefits to salaried employees, including Mr. Molinini and the four named executive officers, other than Mr. McCausland:

•	the Airgas, Inc. Amended and Restated 2003 Employee Stock Purchase Plan, referred to as the Employee Stock Purchase Plan.

The benefits available under these plans are intended to provide income replacement after retirement, either through withdrawals from the 401(k) Plan, the Deferred Compensation Plan I and the Deferred Compensation Plan II, or dividend income and sales of shares acquired through the Employee Stock Purchase Plan.

The 401(k) Plan is a qualified 401(k) defined contribution plan designed to encourage salaried employees to save and invest for retirement. Under the 401(k) Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. After the completion of one year of service, we match employee contributions at a rate of $0.50 for each $1.00 contributed by the employee, up to 4% of the employee’s base salary. Our matching contributions vest 100% immediately after we make the match, and are made in the 401(k) funds in the same weightings per fund as the employee’s contributions. One choice available to participants is an investment in a fund that holds Airgas common stock.

The Deferred Compensation Plan I is a nonqualified, unfunded plan. In May 2004, our Board authorized the termination of the plan for new participants and the discontinuance of further deferrals by existing participants after May 31, 2004. The plan provided employees the opportunity to defer all or any portion of their base salaries and annual cash incentive awards and non-employee directors the opportunity to defer all or a portion of their annual cash compensation. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds. See the table and discussion entitled “Nonqualified Deferred Compensation for the 2013 Fiscal Year” on page 41 of this proxy statement for an additional discussion of the Deferred Compensation Plan I. The purpose of the salary and incentive award deferral program was to provide “highly-compensated” employees and non-employee directors with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but only Mr. Molinini and Mr. Rohde held balances in the plan during the 2013 fiscal year.

The Deferred Compensation Plan II is a nonqualified, unfunded plan, which became effective on July 1, 2006. The plan provides our non-employee directors and a select group of highly compensated employees, including the named executive officers, the opportunity to defer up to 75% of their base salary and all or any portion of their annual incentive awards (or director fees, for non-employee directors). Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds, one of which tracks the Airgas common stock price. See the table and discussion entitled “Nonqualified Deferred Compensation for the 2013 Fiscal Year” on page 41 of this proxy statement for an additional discussion of the Deferred Compensation Plan II. The purpose of the program is to provide “highly-compensated” employees and non-employee directors with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but no named executive officers contributed to the plan during the 2013 fiscal year.

The Employee Stock Purchase Plan is a Section 423(b) plan. The purpose of the plan is to encourage and assist employees to acquire an equity interest in Airgas through the purchase of Airgas common stock at a discount by payroll deduction. For those enrolled, purchases are made on the first business day of each quarter. The discounted purchase price is 85% of the lower of the closing price per share of common stock on the purchase date or the closing price per share on the first business day of up to four previous quarters. Messrs. McLaughlin, Molinini, Powers, Rohde and Young purchased shares in the plan during the 2013 fiscal year. Mr. McCausland is not eligible to participate in the plan.

Severance Arrangements and Change of Control Agreements

Airgas maintains the Airgas, Inc. Severance Pay Plan which provides severance benefits to all of our employees, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). Mr. McCausland is also party to an Amended and Restated Executive Severance Agreement, as discussed below, that provides for severance benefits in the event of a qualifying termination of employment. These arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements. For a more detailed description of the benefits which our named executive officers may be eligible to receive under the Severance Pay Plan and the benefits which Mr. McCausland may be eligible to receive under his Amended and Restated Executive Severance Agreement, see “Severance Benefits” found on page 42 of this proxy statement.

Airgas has entered into “change of control” agreements with Messrs. McCausland, McLaughlin, Molinini, Powers and Young and five other executive officers. These agreements provide salary and benefit continuation if (1) there is a change of control of Airgas, and (2) a qualifying termination of a covered executive’s employment within three years following a change of control. These arrangements are designed to preserve our human resources in the event of a potentially disruptive change of control. For more detail regarding the “change of control” agreements, see “Potential Change of Control Payments.”

Under an arrangement originally entered into in 1992, which was amended in the Amended and Restated Executive Severance Agreement, in the event of the termination of Mr. McCausland’s employment for any reason, other than for “material dishonesty,” including a change of control, Mr. McCausland is entitled to a payment equal to two times his annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all of his stock options. The limitation under Mr. McCausland’s change of control agreement would include the amount payable under his severance agreement for determining whether benefits would be reduced under his change of control agreement to comply with the limitation of 2.99 times his average annual compensation for the preceding five years.

Perquisites and Personal Benefits

Mr. McCausland received an automobile allowance, a company-paid physical examination and a company-paid airline club membership during the 2013 fiscal year. Mr. McCausland, with the approval of our Board, utilized our corporate aircraft for personal use; however he reimbursed Airgas for all direct costs associated with that personal use of the corporate aircraft. The amount of such reimbursement during the 2013 fiscal year was $156,189. There were no other perquisites for executive officers during the 2013 fiscal year, except those benefits generally available to all management employees. For a more detailed description of the perquisites and personal benefits received by our named executive officers, see the table on page 38 of this proxy statement entitled, “All Other Compensation for the 2013 Fiscal Year.”

Other Matters

Stock Ownership Guidelines

We believe that stock ownership guidelines help to further focus our management team on the long-term success of our business and the interests of our stockholders. All employees at the Vice President level and higher and all presidents of our business units are expected to acquire and hold, within five years after accepting their positions, the lesser of a fixed number of Airgas shares or Airgas shares with a value equal to a designated multiple of their base salary. The Governance and Compensation Committee of the Board revised the guidelines in August 2011. There are five tiers within our management team covered by ownership guidelines. For the Chief Executive Officer and the Executive Chairman, the minimum level is the lesser of 200,000 shares or a value equal to five times base salary; for the Chief Financial Officer, 75,000 shares or a value equal to three times base salary; for the other executive officers, 40,000 shares or a value equal to three times base salary; for selected other corporate senior officers, 40,000 shares or a value equal to two times base salary; and for other Vice Presidents and business unit Presidents, 25,000 shares or a value equal to one times base salary. In each case, shares under vested options are counted to satisfy 90% of the number of shares guidelines, and 60% of in-the-money value of vested options are included to satisfy the value guidelines.

Under the guidelines, our executives are expected to satisfy their designated ownership levels as of the fifth anniversary of the date on which the executive became covered by the applicable ownership guideline tier. All of our named executive officers and all but one other executive officer, who is not yet required to satisfy the stock ownership guidelines, have already met their expected ownership levels.

Implications of Tax and Accounting Matters

Deductibility of Executive Compensation. Airgas takes deductions in excess of $1 million for certain performance-based incentives, including incentives provided under certain plans approved by our stockholders, paid to the persons identified in Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code. Under Section 162(m), corporations may not deduct, when computing taxable income, salary and non-performance based compensation exceeding $1 million paid to a single executive. While Airgas seeks to structure compensation it pays so that it is eligible for deduction, if compliance with the terms of Section 162(m) conflicts with our compensation philosophy, or with actions that the Committee believes are in the best interests of Airgas and our stockholders, the Committee may conclude that payment of non-deductible compensation is appropriate under the circumstances to allow us to pay competitive compensation to our executive officers. For the 2013 fiscal year, Mr. McCausland was paid $312,156 of non-deductible compensation under Section 162(m).

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 became law, changing tax rules applicable to “nonqualified deferred compensation arrangements.” A more detailed discussion of our nonqualified deferred compensation arrangements is provided on page 41 under the heading “Nonqualified Deferred Compensation for the 2013 Fiscal Year.”

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE

The Governance and Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement, which is incorporated by reference into our 2013 Annual Report on Form 10-K filed with the SEC.

Governance and Compensation Committee

Lee M. Thomas, Chair

James W. Hovey

Paula A. Sneed

David M. Stout

EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table sets forth certain information concerning the compensation earned during the fiscal year ended March 31, 2013 by our named executive officers based on salary and bonus earned during the 2013 fiscal year.

Summary Compensation Table for the 2013 Fiscal Year

Name and Principal Position(1)	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation ($)(6)	Total ($)
Peter McCausland(7)	2013	900,000	-0-	2,067,695	501,949	-0-	21,783	3,491,427
Executive Chairman	2012	900,000	270,000	2,517,504	900,000	-0-	25,848	4,613,352
	2011	887,500	270,000	2,498,892	1,219,500	-0-	10,600	4,886,492

Robert M. McLaughlin	2013	460,125	-0-	670,524	125,781	-0-	5,068	1,261,498
Senior Vice President	2012	436,980	-0-	572,160	225,000	-0-	5,160	1,239,300
and Chief Financial Officer	2011	379,170	-0-	567,930	269,591	-0-	8,775	1,225,466

Michael L. Molinini(8)	2013	794,904	-0-	2,363,080	443,335	-0-	4,688	3,606,007
President and	2012	683,105	-0-	915,456	490,000	-0-	3,928	2,092,489
Chief Executive Officer	2011	627,815	-0-	908,688	514,158	-0-	3,744	2,054,405

B. Shaun Powers	2013	322,971	-0-	375,139	94,641	-0-	5,044	797,795
Division President	2012	313,741	-0-	320,410	206,859	-0-	4,942	845,952
	2011	304,431	-0-	304,410	210,372	-0-	4,941	824,154

Michael E. Rohde(9)	2013	275,928	-0-	363,324	141,497	-0-	5,291	786,040
Division President	2012	264,858	-0-	308,966	141,581	-0-	5,000	720,405
	2011	248,047	-0-	274,878	169,284	-0-	4,936	697,145

Robert H. Young, Jr.	2013	388,550	-0-	295,385	109,146	-0-	5,057	798,138
Senior Vice President	2012	377,275	-0-	251,750	190,000	-0-	8,455	827,480
and General Counsel	2011	344,100	35,511	233,987	250,065	-0-	5,400	869,063

(1)	Each of the named executive officers contributed a portion of his salary to our 401(k) Plan.
(2)	As discussed beginning on page 31 of this proxy statement under “Compensation Discussion and Analysis — Components of Executive Compensation for the 2013 Fiscal Year — Annual Cash Incentive Awards — Management Bonus Plans — Discretionary Annual Bonuses Under the Management Bonus Plans,” our Governance and Compensation Committee awarded Mr. McCausland an extraordinary award for the 2011 and 2012 fiscal years, and awarded Mr. Young an extraordinary award for the 2011 fiscal year. The Governance and Compensation Committee did not award any other discretionary compensation for the 2011, 2012 or 2013 fiscal years to any other named executive officers.
(3)	The amounts shown reflect the aggregate grant date fair value of stock options granted during the 2011, 2012 and 2013 fiscal years, computed in accordance with FASB ASC Topic 718. These dollar amounts do not correspond to the actual value that may be realized by the named executive officers. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 13 to Airgas’ consolidated financial statements for the fiscal year ended March 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on May 22, 2013. See the table under “Grants of Plan-Based Awards in the 2013 Fiscal Year” for information on the options granted in the 2013 fiscal year to the named executive officers.
(4)

The amounts shown reflect cash incentive awards earned by our named executive officers under the stockholder-approved Executive Bonus Plan for performance in fiscal years 2011, 2012 and 2013, based on performance criteria established at the beginning of the 2011, 2012 and 2013 fiscal years by the Governance and Compensation Committee. For officers with corporate-wide responsibilities, including Messrs. McCausland, McLaughlin, Molinini and Young, the

Committee established two formulaic performance criteria for the fiscal year — earnings before interest, taxes, depreciation, amortization and special charges (Adjusted EBITDA), and return on capital (ROC). In addition to the awards earned under the stockholder-approved Executive Bonus Plan, a portion of each of their awards is based on achievement of individual performance goals set at the beginning of each fiscal year, and does not rely on formulas for determining the attainment levels. The individual performance goals are related to significant projects or strategic milestones and achievement is assessed following the end of the fiscal year. For officers with division responsibility, including Messrs. Powers and Rohde, the Committee established four formulaic performance criteria for the fiscal year — Corporate Adjusted EBITDA, Division Adjusted EBITDA, Division ROC and gross profit for specific product lines or market segments.
(5)	Airgas offers its executive officers an opportunity to defer earnings pursuant to the Deferred Compensation Plan II. Until May 31, 2004, Airgas offered its executive officers an opportunity to defer earnings pursuant to the Deferred Compensation Plan I. Under each plan, earnings are calculated in the same manner and at the same rate as earnings on externally-managed, publicly-available mutual funds or on an externally-managed fund tracking Airgas’ common stock. We believe earnings in the deferred compensation plans are not considered above-market or preferential earnings for the purposes of this Summary Compensation Table. Airgas does not offer its executive officers a defined benefit pension plan. See the table under “Nonqualified Deferred Compensation for the 2013 Fiscal Year” on page 41 of this proxy statement for additional information.
(6)	The amounts shown consist of the following items detailed in the table under “All Other Compensation for the 2013 Fiscal Year”:

•	contributions by the company to the named executive officer’s 401(k) plan account;

•	an automobile allowance;

•	airline club memberships; and

•	a company-paid physical examination.

(7)	Mr. McCausland transitioned to Executive Chairman from Chairman, President and Chief Executive Officer on August 14, 2012.
(8)	Mr. Molinini transitioned to President and Chief Executive Officer from Executive Vice President and Chief Operating Officer on August 14, 2012.
(9)	Mr. Rohde became Division President-South in July 2011. Prior to that he served as Senior Vice President-Distribution Operations and President of Airgas South.

All Other Compensation for the 2013 Fiscal Year

The table below presents an itemized account of “All Other Compensation” provided to our named executive officers during the 2013 fiscal year, regardless of the amount and any minimum thresholds provided under SEC rules and regulations. Consistent with our philosophy of “pay for performance,” perquisites and other compensation are limited in scope and amount.

Name	Matching Contributions to 401(k) ($)	Airline Club ($)	Auto Allowance ($)	Physical Examination ($)	Total All Other Compensation ($)
Peter McCausland(1)	3,750	450	7,156	10,427	21,783
Robert M. McLaughlin	5,068	-0-	-0-	-0-	5,068
Michael L. Molinini	4,313	375	-0-	-0-	4,688
B. Shaun Powers	5,044	-0-	-0-	-0-	5,044
Michael E. Rohde	5,291	-0-	-0-	-0-	5,291
Robert H. Young, Jr.	5,057	-0-	-0-	-0-	5,057

(1)	Mr. McCausland reimbursed Airgas $156,189 for all direct costs associated with his personal use of the corporate aircraft. The amount reimbursed reflects the aggregate incremental cost to Airgas as recognized under SEC Regulation S-K. In determining the incremental costs for personal use, we considered fuel, supplies, contracted pilot fees, hangar and landing fees, excise tax and travel expenses for the flight crew.

Grants of Plan-Based Awards in the 2013 Fiscal Year

The following table sets forth information about equity awards and potential future non-equity incentive payouts provided to our named executive officers during the 2013 fiscal year under the 2006 Equity Plan and the Management Bonus Plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)(2)	Grant Date Fair Value of Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Peter McCausland	5/8/2012	228,600	900,000	1,219,500	—	—	—
		—	—	—	70,000	91.92	2,067,695
Robert M. McLaughlin	5/8/2012	58,865	231,750	314,021	—	—	—
		—	—	—	22,700	91.92	670,524
Michael L. Molinini	5/8/2012	201,906	794,904	1,077,095	—	—	—
		—	—	—	80,000	91.92	2,363,080
B. Shaun Powers	5/8/2012	59,342	195,204	279,142	—	—	—
		—	—	—	12,700	91.92	375,139
Michael E. Rohde	5/8/2012	50,698	166,771	238,483	—	—	—
		—	—	—	12,300	91.92	363,324
Robert H. Young, Jr.	5/8/2012	49,708	195,700	265,174	—	—	—
		—	—	—	10,000	91.92	295,385

(1)	These columns show the potential value of the payouts for each named executive officer under the Management Bonus Plan for the 2013 fiscal year if the threshold, target or maximum goals had been satisfied for all performance goals. The potential payouts are performance-driven and therefore completely at risk. The performance criteria, performance goals and salary and incentive award percentages for determining the payouts are described under “Compensation Discussion and Analysis — Components of Executive Compensation for the 2013 Fiscal Year — Annual Cash Incentive Awards — Management Bonus Plans” beginning on page 27 of this proxy statement.
(2)	The Governance and Compensation Committee met and approved the grants of stock options under our 2006 Equity Plan to our named executive officers on May 8, 2012. Each of the grants has an exercise price equal to the closing price of our common stock on such date. All of the stock options detailed in the table have a term of eight years.

Outstanding Equity Awards at 2013 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date (1)
	Exercisable (#)	Unexercisable (#)
Peter McCausland	—	37,500	43.06	5/19/2017
	—	55,000	62.23	5/25/2018
	—	82,500	66.50	5/17/2019
	—	70,000	91.92	5/08/2020

Robert M. McLaughlin	26,600	—	43.62	5/08/2015
	25,000	—	60.84	5/20/2016
	21,750	7,250	43.06	5/19/2017
	12,500	12,500	62.23	5/25/2018
	6,250	18,750	66.50	5/17/2019
	—	22,700	91.92	5/08/2020

Michael L. Molinini	28,700	—	43.62	5/08/2015
	30,000	—	60.84	5/20/2016
	45,000	15,000	43.06	5/19/2017
	20,000	20,000	62.23	5/25/2018
	10,000	30,000	66.50	5/17/2019
	—	80,000	91.92	5/08/2020

B. Shaun Powers	15,800	—	60.84	5/20/2016
	13,725	4,575	43.06	5/19/2017
	6,700	6,700	62.23	5/25/2018
	3,500	10,500	66.50	5/17/2019
	—	12,700	91.92	5/08/2020

Michael E. Rohde	14,000	—	60.84	5/20/2016
	9,000	3,000	42.00	5/01/2017
	12,150	4,050	43.06	5/19/2017
	6,050	6,050	62.23	5/25/2018
	3,375	10,125	66.50	5/17/2019
	—	12,300	91.92	5/08/2020

Robert H. Young, Jr.	17,000	—	52.16	10/01/2015
	12,000	—	60.84	5/20/2016
	10,425	3,475	43.06	5/19/2017
	5,150	5,150	62.23	5/25/2018
	2,750	8,250	66.50	5/17/2019
	—	10,000	91.92	5/08/2020

(1)	The stock options listed above vest in 25% increments per year over four years. Stock options granted to the named executive officers since the 2007 fiscal year have eight-year terms, subject to earlier termination or expiration in the event of termination of service or as otherwise set forth in the 2006 Equity Plan. All stock options granted to the named executive officers prior to the 2007 fiscal year have 10-year terms, subject to earlier termination or expiration in the event of termination of service or as otherwise set forth in the 1997 Plan.

Option Exercises During the 2013 Fiscal Year

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)
Peter McCausland	885,000	41,481,000
Robert M. McLaughlin	24,400	1,621,745
Michael L. Molinini	91,600	5,940,432
B. Shaun Powers	87,300	5,325,559
Michael E. Rohde	14,000	574,718
Robert H. Young, Jr.	-0-	-0-

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2013 with respect to the shares of our common stock that may be issued upon the exercise of options, warrants and rights under our equity compensation plans which were approved by our stockholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)
Employee Stock Purchase Plan	62,137	$68.74	1,499,174
2006 Equity Plan	5,052,016	$60.26	4,967,638
Equity compensation plans not approved by security holders	—	—	—

Total	5,114,153	$60.36	6,466,812

(1)	The Employee Stock Purchase Plan, which was approved by our stockholders at the 2003 Annual Meeting of Stockholders and as amended and restated was approved at our 2006 Annual Meeting of Stockholders and as further amended and restated was approved at our 2010 Annual Meeting of Stockholders, encourages and assists employees in acquiring an equity interest in Airgas by allowing eligible employees to purchase common stock at a discount.
(2)

The 2006 Equity Plan, which was approved by our stockholders at our 2006 Annual Meeting of Stockholders and as amended and restated was approved at our 2009 Annual Meeting of Stockholders, and as further amended and restated was approved at our 2012 Annual Meeting, replaced both the 1997 Plan, and the 1997 Directors’ Stock Option Plan, referred to as the Directors’ Plan. Shares subject to outstanding stock options that terminate, expire or are canceled without having been exercised and shares available for issuance under the 1997 Plan and the Directors’ Plan were carried forward to the 2006 Equity Plan. As of March 31, 2013, only stock options have been granted under the 2006 Equity Plan and predecessor stock option plans.

Nonqualified Deferred Compensation for the 2013 Fiscal Year

The Deferred Compensation Plan I is a nonqualified, unfunded plan. In May 2004, our Board authorized the termination of the plan for new participants and the discontinuance of further deferrals by existing participants after May 31, 2004. The Deferred Compensation Plan I provided employees the opportunity to defer base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds. All named executive officers were eligible, but only Mr. Molinini and Mr. Rohde held balances in the Deferred Compensation Plan I during the 2013 fiscal year.

The Deferred Compensation Plan II is a nonqualified, unfunded plan available for contribution since July 1, 2006. The Deferred Compensation Plan II provides employees the opportunity to defer base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds and a choice to track Airgas common stock. There are no Airgas contributions to the Deferred Compensation Plan II. The purpose of the salary and bonus deferral program is to provide “highly compensated” employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but none participated in the Deferred Compensation Plan II during the 2013 fiscal year.

Name	Executive Contributions in FY 2013 ($)	Registrant Contributions in FY 2013 ($)	Aggregate Earnings in FY 2013 ($)(1)	Aggregate Withdrawals/ Distributions in FY 2013 ($)	Aggregate Balance at 3/31/13 ($)
Peter McCausland	-0-	-0-	-0-	-0-	-0-
Robert M. McLaughlin	-0-	-0-	-0-	-0-	-0-
Michael L. Molinini	-0-	-0-	73,064	-0-	679,364
B. Shaun Powers	-0-	-0-	-0-	-0-	-0-
Michael E. Rohde	-0-	-0-	79,069	19,791	906,519
Robert H. Young, Jr.	-0-	-0-	-0-	-0-	-0-

(1)	Reflects earnings on balances in the Deferred Compensation Plan I and the Deferred Compensation Plan II. Earnings are from tracking the results of mutual funds and a fund tracking Airgas common stock as selected by the named executive officer from the fund choices offered in each plan.

Potential Payments upon Termination

Mr. McCausland is eligible to receive benefits in the event his employment is terminated (1) by Airgas without cause, (2) upon his retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination. Our other executive officers are eligible to receive benefits in the event their employment is terminated (1) by Airgas due to relocation or elimination of the executive’s position, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control.

The following sections present calculations as of March 31, 2013 of the estimated benefits our named executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount a named executive officer would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each named executive officer would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, such as the named executive officer’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options. For further information about previously earned and accrued amounts, see the tables entitled “Summary Compensation Table for the 2013 Fiscal Year,” “Outstanding Equity Awards at 2013 Fiscal Year-End,” “Option Exercises During the 2013 Fiscal Year” and “Nonqualified Deferred Compensation for the 2013 Fiscal Year.”

Severance Benefits

If the employment of a named executive officer, other than Mr. McCausland, is terminated due to (1) a lack of work, (2) a reorganization of our business, (3) the closing of all or a portion of the named executive officer’s principal workplace or (4) economic conditions, and not as a result of a “change of control,” the named executive officer may be entitled to receive benefits under our Severance Pay Plan. Messrs. McLaughlin, Molinini, Powers, Rohde and Young participate in our severance plan, which is generally available to other employees. Severance-related benefits under the plan are provided only if the participant executes a separation agreement prepared by Airgas, which includes a release of claims in consideration of the payments.

Under Mr. McCausland’s Amended and Restated Executive Severance Agreement, as amended, in the event that Mr. McCausland’s employment is terminated by Airgas for reasons other than “cause,” he would receive a lump-sum payment equal to two times his annual salary that was in effect at the end of his active employment, payments equal to the premium cost that Mr. McCausland would pay at COBRA rates for health and welfare benefits for 36 months following active employment and immediate vesting of all unvested stock options and restricted stock. We have never granted any restricted stock under the 2006 Equity Plan. All stock options held by Mr. McCausland on his termination date would remain exercisable until the option’s expiration date.

The following table presents the estimated separation benefits that would have been required to be paid to Mr. McCausland under the terms of his severance agreement if his employment had been terminated, other than for “cause,” as of March 31, 2013.

Named Executive Officer	Severance Payments ($)(1)	Vesting of Unvested Stock Options ($)(2)	Health & Welfare Benefits ($)(3)	Total ($)
Peter McCausland	1,800,000	7,336,150	22,130	9,158,280

(1)	Represents a lump-sum payment equal to two times Mr. McCausland’s annual salary.
(2)	The value of accelerated vesting of stock options is estimated using the in-the-money value as of March 31, 2013, based on a stock price of $99.16.
(3)	The estimated net cost to Airgas of the COBRA payments for Mr. McCausland’s health and welfare benefits continued for 36 months.

Retirement, Disability and Death

Death or Retirement

To be eligible for retirement, an executive officer must be at least age 65 or have combined age and Airgas service at least equal to 75 years. Messrs. McCausland, Molinini and Rohde are the named executive officers who are eligible for retirement as of March 31, 2013. In the event of retirement or termination of employment due to death if the executive is eligible for retirement, an executive or his beneficiary is entitled to vesting of an additional year of unvested stock options, and upon termination due to death or retirement, the executive or his or her beneficiary has the right to exercise the vested stock options under the same terms as an active employee (i.e., until the original expiration dates unless terminated earlier under the terms of the applicable equity plan). Additionally, the named executive officer or his or her beneficiary is entitled to the executive’s annual incentive cash bonus award, prorated based upon the number of days the executive was an active employee with Airgas during the fiscal year, on the next bonus payment date. In the event of a named executive officer’s death, his or her beneficiary also would receive payouts under Airgas-funded life insurance policies.

The following table presents the estimated benefits payable, based on death or retirement on March 31, 2013.

Named Executive Officer	Bonus Payment ($)(1)	Vesting of Unvested Stock Options ($)(2)	Total ($)
Peter McCausland	501,949	4,144,175	4,646,124
Robert M. McLaughlin	129,252	-0-	129,252
Michael L. Molinini	443,335	1,682,200	2,125,535
B. Shaun Powers	94,641	-0-	94,641
Michael E. Rohde	141,497	642,889	784,386
Robert H. Young, Jr.	109,146	-0-	109,146

(1)	Represents the named executive officer’s full bonus for the 2013 fiscal year payable on June 15, 2013.
(2)	The value of accelerating the vesting of the next tranche of each stock option is estimated using the in-the-money value as of March 31, 2013, based on a stock price of $99.16. If the termination is due to the death of an executive officer, this amount would only be payable if the executive were eligible for retirement at the time of death.

Disability

Upon an executive’s termination of employment due to disability, the named executive officer would receive the stock option benefits described above, if the executive is eligible for retirement.

The following table presents the estimated benefits payable upon disability as of March 31, 2013.

Named Executive Officer	Vesting of Unvested Stock Options ($)(1)
Peter McCausland	4,144,175
Robert M. McLaughlin	-0-
Michael L. Molinini	1,682,200
B. Shaun Powers	-0-
Michael E. Rohde	642,889
Robert H. Young, Jr.	-0-

(1)	The value of accelerating the vesting of the next tranche of each stock option is estimated using the in-the-money value as of March 31, 2013, based on a stock price of $99.16.

Potential Change of Control Payments

We have agreements with all the named executive officers, which take effect only if a “change of control” occurs. The severance and other benefits payable to the named executive officers under their agreements are due only if (1) there is a change of control and (2) we terminate their employment other than for cause, or if they terminate their employment for good reason within three years following a change of control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, a material decrease in base compensation, a material breach of any employment agreement or a material change in location.

The change of control agreements entitle the executive officers to a lump-sum payment equal to two times their annual base salary prior to the executive’s separation from service or change of control (whichever is greater) plus two times their annual cash incentive bonus last paid to them prior to the change of control. Mr. McCausland also is entitled to a lump-sum payment equal to two times his annual base salary, as described above under “Severance Benefits.” The agreements also accelerate vesting of all outstanding unvested stock options and restricted stock grants and entitle the named executive officer to continuation of health and welfare benefits for up to 36 months. In the aggregate, the benefits under these agreements are capped at 2.99 times the average base compensation as defined in Section 280G of the Code.

A “change of control” is defined in the agreements to include a change in a majority of the Board, consummation of certain mergers and the sale of all or substantially all of Airgas’ assets. The “change of control” definition also includes events in which a party (other than Mr. McCausland) acquires 20% or more of the combined voting power of our then-outstanding securities, or in which Mr. McCausland, together with all affiliates and associates, acquires 30% or more of the combined voting power of our then-outstanding securities.

The following table assumes that each named executive officer is terminated after a change of control for reasons other than cause, retirement, disability or death. These values are estimated as of March 31, 2013.

Named Executive Officer	Severance Payments ($)	Vesting of Unvested Stock Options ($)(2)	Health & Welfare Benefits ($)(3)	Total ($)
Peter McCausland(1)	5,940,000	7,336,150	15,810	13,291,960
Robert M. McLaughlin	1,377,000	1,645,073	30,431	3,052,504
Michael L. Molinini	2,680,000	3,139,100	15,810	5,834,910
B. Shaun Powers	1,064,398	938,967	15,810	2,019,175
Michael E. Rohde	839,066	1,041,846	15,810	1,896,722
Robert H. Young, Jr.	1,162,800	726,982	21,939	1,911,721

(1)	Mr. McCausland would have received the severance payment under his severance agreement (two times his annual base salary) in addition to the severance payment under his change of control agreement (two times his annual base salary plus two times his annual cash incentive bonus last paid to him prior to the change of control).
(2)	The value of accelerated vesting of stock options is estimated using the in-the-money value as of March 31, 2013, based on a stock price of $99.16.
(3)	The estimated net cost to Airgas of health and welfare benefits continued for 36 months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We review all relationships and transactions in which Airgas and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether Airgas or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to Airgas or a related person are disclosed in this proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Airgas;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Airgas; and

•	any other matters the Committee deems appropriate.

Transactions

Since the beginning of the 2013 fiscal year, we have not engaged in any transaction or series of similar transactions, or any currently proposed transaction or series of similar transactions, to which Airgas or any of its subsidiaries was or is to be a participant (1) in which the amount involved exceeds $120,000 and (2) in which any of our directors, executive officers or persons known to us to be beneficial owners of more than 5% of our common stock, or members of the immediate families of those individuals, had or will have, a direct or indirect material interest.

We do have business relationships with corporations or other organizations in which a director, nominee for director or executive officer of Airgas may also be a director, executive officer, investor or trustee, or have some other similar direct or indirect relationship with the other corporation or organization. For example, we provide goods and services to, and purchase goods and services from, companies such as American Water Works Company, Inc. (of which Ellen C. Wolf, one of our directors, was Senior Vice President and Chief Financial Officer until May 2013) and the Triumph Group, Inc. (of which Richard C. Ill, a nominee for election as a director at the Annual Meeting, was Chairman and Chief Executive Officer until July 2012). In all instances, including that described above, we enter into these arrangements in the ordinary course of business and each party provides to or receives from the other the relevant goods and services on a non-exclusive basis at arms-length negotiated rates. In addition, none of our directors was directly involved with the negotiation or consummation of any such arrangement. While any revenue, profits or other aspects of a business relationship with us may, of course, affect the individual’s overall compensation or value of his or her investments in the other corporation or organization, we do not believe that in any of these cases the relevant director receives or has received any compensation from the other corporation that is directly linked to an Airgas-related business arrangement. None of these arrangements is material to us or to the other corporation or organization involved, and we do not believe that any indirect interest that our directors may have with respect to such an arrangement is material.

SECURITY OWNERSHIP

The following table sets forth certain information, according to information supplied to Airgas, regarding the number and percentage of shares of our common stock beneficially owned on June 20, 2013 (1) by each person who is the beneficial owner of more than 5% of our common stock, (2) by each director and nominee for director, (3) by each named executive officer and (4) by all of our directors, nominees for director and executive officers as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Shares Outstanding
Peter McCausland	7,165,824	(3)(4)(5)(6)	9.8%

Bonnie F. McCausland	6,992,218	(6)(7)	9.5%

John P. Clancey	16,382	(3)	*

James W. Hovey	118,632	(3)	*

Richard C. Ill	7,500		*

Robert L. Lumpkins	15,882	(3)	*

Ted B. Miller, Jr.	25,882	(3)	*

Paula A. Sneed	84,064	(3)	*

David M. Stout	83,130	(3)	*

Lee M. Thomas	86,757	(3)	*

John C. van Roden, Jr.	44,422	(3)(8)	*

Ellen C. Wolf	27,805	(3)	*

Robert M. McLaughlin	138,014	(3)(5)(9)	*

Michael L. Molinini	241,147	(3)	*

B. Shaun Powers	98,741	(3)	*

Michael E. Rohde	39,688	(3)	*

Robert H. Young, Jr.	67,417	(3)	*

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,983,197	(10)	5.1%

All directors, nominees for director and executive officers as a group (24 persons)	8,892,914	(3)(4)(5)(6)(8)(9)(11)	11.9%

*	Less than 1% of our outstanding common stock.
(1)	The address for all of the directors and executive officers set forth above and Mrs. McCausland is c/o Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087.
(2)	Includes all options and other rights to acquire shares exercisable on or within 60 days of June 20, 2013.
(3)	Includes the following number of shares of our common stock which may be acquired by certain directors, executive officers and 5% stockholders through the exercise of options that were exercisable as of June 20, 2013 or became exercisable within 60 days of that date: Mr. McCausland, 110,000 shares; Mr. Clancey, 15,882 shares; Mr. Hovey, 42,382 shares; Mr. Lumpkins, 15,882 shares; Mr. Miller, 15,882; Mr. Rohde, 36,950 shares; Ms. Sneed, 42,882 shares; Mr. Stout, 56,882 shares; Mr. Thomas, 29,382 shares; Mr. van Roden, 35,882 shares; Ms. Wolf, 27,655 shares; Mr. McLaughlin, 117,525 shares; Mr. Molinini, 188,700 shares; Mr. Powers, 54,325 shares; Mr. Young, 58,625 shares; and all directors, nominees for director and executive officers as a group, 1,335,853 shares.

(4)	Investment and/or voting power with respect to 6,511,489 of such shares are shared with, or under the control of, Mr. McCausland’s spouse, Bonnie McCausland, 382,689 shares are held by a charitable foundation of which Mr. McCausland is an officer and director and 96,540 shares are held by two separate grantor retained annuity trusts of which Mr. McCausland and Mrs. McCausland are co-trustees.
(5)	Includes the following shares of our common stock held under our 401(k) Plan as of June 20, 2013: Mr. McCausland, 49,406 shares; Mr. McLaughlin, 523 shares; and all executive officers as a group, 66,762 shares.
(6)	2,905,439 of such shares, together with non-Airgas marketable securities having an approximate value of $33 million as of June 20, 2013, are pledged as collateral for a $130 million line of credit (which had, on June 20, 2013, an approximate principal balance of $80 million) with a brokerage firm,.
(7)	Investment and/or voting power with respect to 6,511,489 of such shares are shared with, or under the control of, Mrs. McCausland’s spouse, Peter McCausland, 382,689 shares are held by a charitable foundation of which Mrs. McCausland is an officer and director, 96,540 shares are held by two separate grantor retained annuity trusts of which Mr. McCausland and Mrs. McCausland are co-trustees and 1,500 shares are held in Mrs. McCausland’s individual IRA account.
(8)	Includes 3,000 shares owned by a general partnership of which Mr. van Roden is a 0.5% owner and a general partner.
(9)	7,310 of such shares are pledged as collateral for a $241,000 loan under a cash management (margin) account with a brokerage firm.
(10)	Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. (“VFTC”), Vanguard Investments Australia, Ltd. a wholly-owned subsidiary of The Vanguard Group, Inc. (“VIA”) and The Vanguard Group, Inc. jointly filed a Schedule 13G/A on February 22, 2013. Airgas has relied upon the beneficial ownership disclosed therein in making this disclosure. VFTC is the beneficial owner of 98,186 shares of Airgas common stock as a result of its serving as an investment manager of Vanguard-related collective trust accounts and VIA is the beneficial owner of 41,400 shares of Airgas common stock as a result of its serving as investment manager of Vanguard-related Australian investment offerings.
(11)	In addition to shares pledged by named executive officers and beneficial owners of more than 5% of our common stock, 22,325 of such shares are pledged as collateral for outstanding loans under cash management (margin) accounts with brokerage firms.

SECTION 16(A) REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of the securities with the SEC and the NYSE. Such persons are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required, we believe that all of our officers and directors complied with all filing requirements applicable to them, with the exception of:

•	Each of our executive officers who failed, due to administrator error, to file a Form 4 in connection with the customary annual grant of stock options to our executive officers;

•

One non-employee director who failed, due to the administrative error of the non-employee director’s broker, to file one Form 4 on a timely basis in connection with the exercise of 5,540 stock options and the sale of 2,000 shares of our common stock underlying those options;

•

One executive officer who failed, due to an administrative error, to file one Form 4 on a timely basis in connection with the sale of 509 shares of our common stock from his Employee Stock Purchase Plan account;

•

One non-employee director who failed, due to administrative error, to timely file a Form 4 solely in connection with the quarterly reinvestment of dividends into an account that tracks the price of our common stock under the Deferred Compensation Plan II; and

•

One non-employee director who failed, due to administrative error, to timely file Forms 4 solely in connection with the quarterly deferral of Board fees and reinvestment of dividends into an account that tracks the price of our common stock under the Deferred Compensation Plan II.

In each instance mentioned above, the reporting person filed the appropriate form with the SEC as soon as practicable after discovering the error.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed Airgas’ audited consolidated financial statements for the fiscal year ended March 31, 2013 with our management and with the independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm its judgment as to the quality of our application of U.S. generally accepted accounting principles and other such matters as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee discussed with both our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee periodically met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee has received written disclosure and a letter from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with its independent registered public accounting firm its independence from Airgas and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee also appointed, and the Board of Directors is proposing that the stockholders ratify the appointment of, KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.

Audit Committee

John C. van Roden, Jr., Chair

Robert L. Lumpkins

Paula A. Sneed

Ellen C. Wolf

PROPOSAL TO APPROVE THE AIRGAS EXECUTIVE BONUS PLAN

(PROPOSAL 2)

The Board of Directors originally approved the Airgas Executive Bonus Plan, referred to as the Executive Bonus Plan, effective beginning April 1, 2003, which was approved by the stockholders at the 2003 Annual Meeting. In 2008, the Board approved the Executive Bonus Plan, as amended, which was approved by the stockholders at the 2008 annual Meeting. In May 2013, the Board approved, subject to stockholder approval, the Executive Bonus Plan and directed that it be submitted to our stockholders for approval at the 2013 Annual Meeting. The Executive Bonus Plan is designed to comply with Section 162(m) of the Code permitting certain compensation to be exempt from the deductibility limit of Section 162(m). If the plan is approved by the stockholders at the Annual Meeting, and satisfies other requirements of Section 162(m), the Governance and Compensation Committee will be able to pay performance-based compensation to covered employees that may be exempt from the $1 million limitation on deductibility of compensation for such officers. Except with respect to the following changes, the terms of the plan have not changed from those in the plan as approved by the stockholders at the 2008 Annual Meeting:

•

change the definition of salary for the plan year from the participant’s annual base pay on the first day of the second fiscal quarter to the participant’s annual base pay on the 100th day of the fiscal year, except where proration is required because of partial year participation or when there is a significant change in base pay;

•

change the requirements for eligibility to receive payment of an award from requiring that the participant be employed on the payment date to requiring that the participant be employed on the last day of the plan year;

•	change in the performance goals to delete “return on average capital employed” and add “transaction processing accuracy”;

•	change the maximum that a participant may receive in any one year to $2,000,000 from $1,500,000;

•	add a statement regarding the requirement that the Committee certify in writing that the performance goals have been satisfied; and

•	revise the definition of the EBITDA performance goal for clarification purposes.

The Executive Bonus Plan is attached as Appendix B to this proxy statement. The following summary of the Executive Bonus Plan does not contain all of the terms and conditions of the Executive Bonus Plan and is qualified in its entirety by reference to the Executive Bonus Plan. You should refer to Appendix B for a complete set of terms and conditions of the Executive Bonus Plan.

Vote Required

To be approved, the Executive Bonus Plan must be approved by a majority of the outstanding shares of common stock present or represented and entitled to vote at the meeting. Under the rules of the NYSE, brokers will not be permitted to vote in favor of this matter unless the beneficial owner has provided specific voting instructions. Therefore, it is important that all stockholders consider and vote on this matter.

Board Recommendation

The Board of Directors unanimously recommends that you vote FOR the adoption of the Executive Bonus Plan.

Summary of the Executive Bonus Plan

Purpose. The purpose of the Executive Bonus Plan is to provide incentives to executives who are responsible for providing leadership in attaining our business objectives. The Executive Bonus Plan accomplishes this objective by paying awards only after the achievement of the specified goals.

The Executive Bonus Plan is also designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Except as described below, under Section 162(m), Airgas may not receive a federal income tax deduction for compensation paid to our Executive Chairman, our CEO or any of the three other most highly compensated executive officers (excluding the chief financial officer) to the extent that any of these persons receives more than $1 million in any one year. However, if the company pays compensation that is “performance-based” under Section 162(m), the company still can receive a federal income tax deduction for the compensation even if the executive’s total compensation exceeds $1 million during a single year. The Executive Bonus Plan allows us to pay incentive compensation that is performance-based and therefore fully tax deductible to us. In addition to the performance-based annual incentive awards payable under the Executive Bonus Plan, we also award annual cash incentive awards to our executive officers under our Management Bonus Plans based on the achievement of individual performance goals.

Eligible Participants. Our Executive Chairman, CEO, other executive officers and other employees deemed to be “covered employees” within the meaning of Section 162(m) are eligible for participation in the Executive Bonus Plan, provided that they are employed by us on the last day of the plan year. Employees who are eligible to participate in the Executive Bonus Plan for a portion of the year will receive pro-rated awards based on base salary or such other arrangements agreed upon when hired.

Performance Goals; Terms of Awards. Within 90 days after the beginning of each fiscal year, our Governance and Compensation Committee assigns each participant a target award and performance goal or goals that must be achieved for the current fiscal year before an award actually will be paid to the participant. The participant’s target award is expressed as a percentage of his or her base salary on the 100th day of the fiscal year, except where proration is required because of partial year participation or when there is a significant change in base pay. The annual award target is determined by the Committee based on the participant’s position in the company. The performance goals require the achievement of performance criteria for one or more of (a) earnings per share (EPS), (b) return on capital (ROC), (c) earnings before interest, taxes, depreciation, amortization and special charges (Adjusted EBITDA), (d) sales, (e) return on equity (ROE), (f) after tax cash flow (ATCF), (g) free cash flow (FCF), (h) operating expense as a percentage of sales, (i) gross profit, (j) days purchases outstanding (DPO), (k) operating income (OI), (l) days sales outstanding (DSO), (m) working capital and (n) transaction processing accuracy. As described under the sub-heading “Annual Cash Incentive Awards-Management Bonus Plans” in the “Compensation Discussion and Analysis,” final award payments will vary based on the level of achievement measured against the pre-determined performance targets and different weightings of the performance targets relating to the participant’s position and responsibilities.

After the fiscal year ends, the Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Executive Bonus Plan limits actual awards to a maximum of $2,000,000 per person in any single year, even if the formula otherwise indicates a larger award. Awards are paid in cash no later than 75 days after the end of the fiscal year.

Administration. The Committee administers the Executive Bonus Plan. Members of the Committee must qualify as outside directors under Section 162(m). Subject to the terms of the Executive Bonus Plan, the Committee has sole discretion to:

•	determine the target award for each participant;

•	determine the performance goals that must be achieved before any actual awards are paid;

•	administer and interpret the provisions of the Executive Bonus Plan; and

•	amend or terminate the Executive Bonus Plan at any time.

The Committee may amend or terminate the Executive Bonus Plan at any time and for any reason.

Taxes. Participants will be required to report taxable income in the year in which an award is received, and the company will withhold taxes on all awards paid.

Bankruptcy. In the event of Airgas’ bankruptcy, the Committee may, in its discretion, discontinue the Executive Bonus Plan, and all participants will forfeit the right to any payments.

Awards Granted to Certain Individuals and Groups

Awards under the Executive Bonus Plan are determined based on actual performance, so future actual awards (if any) cannot be determined at this time. The following table sets forth the amounts earned under the Executive Bonus Plan for the 2013 fiscal year to the individuals and group indicated. The amounts set forth in the table do not include the awards based on individual performance goals that were awarded pursuant to our Management Bonus Plans to the persons shown below. These awards are not necessarily indicative of awards that may be earned in the future.

Name of Individual or Group(1)	Fiscal 2013 Awards($)
Peter McCausland	366,949
Executive Chairman and Former President and Chief Executive Officer

Robert M. McLaughlin	94,489
Senior Vice President and Chief Financial Officer

Michael L. Molinini	324,099
President and Chief Executive Officer and Former Executive Vice President and Chief Operating Officer

B. Shaun Powers	94,641
Division President

Michael E. Rohde	141,497
Division President

Robert H. Young, Jr.	79,791
Senior Vice President
and General Counsel

All current executive officers as a group	2,045,115

(1)	Under the Executive Bonus Plan being submitted to the stockholders at the Annual Meeting, none of our non-employee directors or employees, other than executive officers, our principal accounting officer and any other persons who are covered employees under Section 162(m), are eligible to participate in the Executive Bonus Plan.

PROPOSAL TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3)

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as Airgas’ independent registered public accounting firm to audit Airgas’ consolidated financial statements for the fiscal year ending March 31, 2014. The Board of Directors has proposed that the stockholders ratify the appointment of KPMG LLP. This firm audited Airgas’ consolidated financial statements for the fiscal year ended March 31, 2013. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees that we paid to the independent registered public accounting firm for services provided to us during the 2013 and 2012 fiscal years:

	2013	2012
Audit Fees	$2,053,882	$2,000,134
Audit-Related Fees	$170,300	$120,500
Tax Fees	$201,465	$193,873
All Other Fees	$—	$—

Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting and reviews of the consolidated financial statements included in our quarterly report on Forms 10-Q. These fees for the 2013 and 2012 fiscal years also include work performed related to the registration of common stock issued under our 2006 Equity Plan, the review of various technical accounting matters, work performed related to information systems, agreed upon procedures related to XBRL and the “comfort letters” provided in connection with our notes offerings.

Audit-Related Fees consist of services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” The fees disclosed under this category for the 2013 and 2012 fiscal years consist of fees primarily for employee benefit plan audits, statutory audits and SEC comment letter consultation.

Tax Fees consist of professional services rendered by our independent registered public accounting firm for tax compliance, tax return review, tax advice and services rendered in connection with Airgas’ reorganization.

The Audit Committee considered whether the services provided above are compatible with maintaining our independent registered public accounting firm’s independence.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee’s audit and non-audit services pre-approval policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, the Audit Committee is asked to pre-approve the engagement of the accounting firm, and the projected fees for audit services and audit-related services (assurance and related services that are reasonably related to the performance of the independent registered public accounting firm’s audit or review of the consolidated financial statements). The fee amounts approved for the audit and audit-related services are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year.

In addition, pursuant to its policy, the Audit Committee has pre-approved certain categories of non-audit services to be performed by the independent registered public accounting firm and an aggregate maximum amount of fees to be paid for such services. The Audit Committee receives updates from management and reviews these services at each of its quarterly meetings. Additional pre-approval is required for any of these services if the fees exceed the originally pre-approved annual aggregate amount. If we desire to engage the independent registered public accounting firm for other services that are not within the pre-approved categories, the Audit Committee must approve such specific engagement as well as the projected fees, prior to the commencement of the services.

In the 2013 fiscal year, there were no fees paid to KPMG LLP under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting.

Board Recommendation

The Board of Directors unanimously recommends that you vote FOR ratification of KPMG LLP as our independent registered public accounting firm.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(PROPOSAL 4)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation, as discussed in the sections of this proxy statement titled “Compensation Discussion and Analysis” and “Executive Compensation.”

As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a highly qualified management team and to appropriately reward individual contributions to the achievement of our strategic goals. We believe this approach establishes a solid alignment of our executives’ and stockholders’ interests. For example:

•

We generally set total compensation levels for our named executive officers at the median level of compensation paid to comparable executives of our peers, with the base salary component set lower than the cash compensation paid to such comparable executives.

•	A substantial amount of our annual cash incentive payments are based on Airgas’ performance against key financial metrics.

•

We emphasize “pay for performance” programs, placing a substantial portion of total direct compensation to our executive officers at risk. Those programs are designed to reward superior performance and long-term enhancement of stockholder values.

•	Our equity-based awards vest over a long-term period.

•	Our named executive officers must achieve and maintain a designated level of ownership in Airgas stock, enhancing the link between creation of stockholder value and long-term incentive compensation.

Accordingly, our Board unanimously recommends that stockholders vote, on an advisory basis, in favor of the following resolution:

RESOLVED, that the compensation paid to Airgas’ named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although this vote is advisory and is not binding on Airgas, the Governance and Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

Vote Required

Approval of this advisory vote requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the resolution above to approve our named executive officer compensation.

STOCKHOLDER PROPOSAL REGARDING OUR CLASSIFIED BOARD

(PROPOSAL 5)

The Los Angeles County Employees Retirement Association (LACERA), 300 N. Lake Ave., Pasadena, CA 91109, the owner of 52,100 shares of Airgas common stock as of October 1, 2012, has submitted a proposal for consideration at the Annual Meeting. In accordance with SEC rules, the proposal and supporting statement submitted by the stockholder are presented below and are quoted verbatim. Airgas disclaims all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement. For the reasons set forth in Airgas’ Board of Directors Statement in Opposition, which immediately follows the proposal, our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of Airgas, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

SUPPORTING STATEMENT

The proponent of this resolution is the Los Angeles County Employees Retirement Association. The Shareholder Rights Project submitted the resolution on behalf of the Los Angeles County Employees Retirement Association.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than two-thirds from 2000 to 2012, and during the period January l, 2011 to June 30, 2012:

•	More than 50 S&P 500 companies brought management proposals to declassify their boards to a vote at annual meetings;

•	More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies; and

•	The average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie; 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2,007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

Our Board has evaluated Proposal 5 requesting it to eliminate Airgas’ existing classified board structure and has concluded that Proposal 5 is not in the best interests of Airgas or its stockholders. Following last year’s vote on a declassification proposal, Airgas engaged in an ongoing dialog with Airgas stockholders and determined to maintain the current classified board structure. Accordingly, our Board unanimously recommends that you vote AGAINST Proposal 5.

As part of its review of Proposal 5, the Board considered Airgas’ experience with its own classified board structure following the recent unsolicited takeover proposal from Air Products and Chemicals, Inc. It also took into account feedback from Airgas’ stockholders in connection with the declassification proposal presented at Airgas’ prior annual meeting and discussed arguments that have been set forth both for and against a classified board system. The Board determined that Airgas’ classified board structure continues to be in the best interests of the company and its stockholders and opposes Proposal 5 for the following reasons:

Since its initial public offering (IPO) in December 1986, Airgas’ charter documents have provided for a classified board. All stockholders who have acquired shares of Airgas did so while the classified board was in existence. Moreover, in its IPO, Airgas included other charter provisions as checks and balances to enable long-term planning, yet assure that the Board would be responsive to its stockholders. Specifically, Airgas’ charter and by-laws provide that holders of 33% of our outstanding shares can call special meetings of stockholders at any time and holders of 67% of our shares can remove directors without cause at a special meeting or an annual meeting. As a result, whether or not Airgas’ classified board is retained, stockholders are in a position to remove and replace all the directors in a relatively short period of time.

This structure has worked well for Airgas’ stockholders. From Airgas’ IPO on December 19, 1986 through June 25, 2013, Airgas delivered a total return to stockholders of 9,684%, representing a compounded annual return of 19% and placing Airgas in the top 4% of the S&P 500 over that period of time. Thus, $100 invested in Airgas on December 19, 1986 was worth $9,784 on June 25, 2013; the same $100 invested on June 25, 1993, June 25, 2003 and June 25, 2008 was worth $1,427, $619 and $161, respectively. By way of comparison, $100 invested in the S&P 500 on those same three dates would have been worth $524, $200, and $134, respectively.

This performance is due to many factors, including, in our view, the company’s constant emphasis on stockholder value, its ownership culture and its focus on long-term decision making. In this regard, we think like owners because we are; this is reflected in our compensation philosophy, which keeps base compensation relatively low, spreads option compensation deep into our organization and attempts to assure that our associates do well when our stockholders do well.

The ability to undertake and see through to completion long-term initiatives is essential to the Board’s ability to create stockholder value over a sustained time period. We believe that in order to do this and in fact to ensure long-term accountability of the Board to its stockholders, the Board requires continuity of leadership over a period of more than one year, as a classified board offers.

A recent example is the planning for, and successful implementation of, our highly-customized SAP enterprise resource planning system. This project is expected to significantly enhance our long-term earnings power but will have required more than five years from the initial planning to the completion of implementation and post-implementation support. The project has required that we spend a substantial portion of the more than $200 million in design and implementation costs before beginning to realize the economic benefits of this initiative. Over 90% of our Distribution business segment and all of our regional distribution businesses are now running smoothly on SAP, and several of our regions have more recently been focused on the achievement of benefits. During the third and fourth quarters of fiscal 2013, we realized meaningful economic benefits from more effective management of pricing and discounting practices, as well as from the expansion of our telesales platform, each enabled by SAP. Our experience to-date only serves to reinforce our confidence in Airgas’ ability to realize a minimum of $75 million in annualized run-rate operating income benefits by December 2013 and to realize significant additional benefits in the years that follow.

The long-term thinking and planning necessary to create this kind of value for stockholders require that the decision makers have multi-year terms of office. Their performance is simply not susceptible to annual judgment of the entire board by the stockholders. Indeed, we believe that it is the multi-year terms of a classified board’s members that encourage them to take on such long-term initiatives for the substantial benefit of stockholders, rather than remain locked into the status quo for fear of short-term reprisal from stockholders. We believe this is self-evident to anyone who has served on or been exposed to the board of directors of a successful company.

Airgas’ Real-World Experience with Classified Boards

The proponent’s statement refers to general trends in governance and academic studies as reasons to adopt this serious measure. We have discussed and considered the academic studies which are cited by the proponent and others which are not. We are unpersuaded by the proponent’s arguments. However, moving from the theoretical to real-world experience, it is highly significant that the proponent does not state a single, specific reason why declassifying the Board of Directors of Airgas would benefit Airgas’ stockholders. Surprisingly, the proponent does not even reference the key role that Airgas’ classified board has played in Airgas’ recent history. We describe this experience below. When you consider your vote, we ask you to think about Airgas, its Board and their record, not theoretical, academic arguments.

Background. In February 2010, Air Products and Chemicals, Inc. commenced a tender offer for all Airgas shares at $60 per share. Air Products eventually raised this price to a “best and final price” of $70 per share before terminating its offer in February 2011. Throughout, the Airgas Board vigorously argued that the Air Products’ price was inadequate. In the 28 months since Air Products dropped its bid, the Airgas stock price has reached a high of $104.40 per share and on June 25, 2013 closed at $95.52 per share. These prices — which of course do NOT contain any control premium — represent respectively a 49% and 36% premium to the best price Air Products offered. The difference in aggregate equity market capitalization between a $104.40 per share trading price and the Air Products best offer price is over $1.75 billion. We also ask you to study the chart below showing the outperformance of one share of Airgas’ stock versus $70 of the S&P 500, each incorporating the reinvestment of dividends paid, since the date Air Products terminated its offer. If Air Products had been able to obtain control of the Airgas Board and complete its bid, Airgas stockholders would not have been able to benefit from this outperformance.

Role of Classified Board. As part of Air Products’ strategy to gain control of Airgas, Air Products nominated three individuals for election as directors at the September 15, 2010 Annual Meeting of Stockholders. These individuals were elected at that Annual Meeting. Once on the Board, with the benefit of time and the opportunity to fully analyze and understand the strength of Airgas’ business and its prospects, the three new directors joined with the rest of the Board in unanimously rejecting the Air Products offer.

If Airgas had not had a classified Board, the Board believes that Airgas would have been sold at a price of $70 per share or less, based on Airgas’ reconstituted stockholder base. In that event, Airgas stockholders would not have been able to profit from Airgas’ subsequent performance. There would have been an enormous transfer of value directly from Airgas’ stockholders to Air Products.

The classified board structure helped prevent a cheap sale to Air Products by providing Airgas sufficient time to demonstrate its earnings power as the U.S. economy started to emerge from recession and by assuring that a majority of the directors had a deep working knowledge of Airgas’ business, its prospects and its outstanding track record of performance during and following difficult economic times.

The Board utilized the negotiating power provided by the classified board to preserve value for all stockholders. Importantly, the directors did NOT act with the purpose of protecting their seats or engaging in any value-destructive tactics; nor did they refuse to sell Airgas or to engage in negotiations for such a sale. Instead, the Board publicly specified a minimum sale price which it considered at the time to be appropriate. In the end, after two separate weeks of trial, including live testimony from a number of Airgas’ directors, the Chancellor of the Delaware Chancery Court concluded that the Airgas Board was a “quintessential” example of a board “acting in good faith and in accordance with their fiduciary duties.” See Air Products and Chemicals, Inc. v. Airgas, Inc. et al., 16 A.3D 48 (Del. Ch. 2011).

An Important Protection. The classified board structure does not preclude a successful takeover offer, but instead can provide a company with the time and opportunity to evaluate the fairness of a takeover proposal, to negotiate on behalf of all stockholders (both long and short term), and to weigh alternatives with the objective of maximizing overall stockholder value. The classified board structure reduces the company’s vulnerability to potentially abusive takeover tactics designed to acquire Airgas at the lowest possible price and better positions the board to negotiate effectively on behalf of all of the company’s stockholders. These benefits are not theoretical; they are tangible and Airgas’ stockholders are the recipients.

This recent experience has unequivocally convinced our Board that Airgas’ classified Board structure was central to its ability to preserve value for its stockholders.

Airgas Directors Have Overseen the Creation of Immense Stockholder Value

We believe that the proponent’s assertion that declassifying the Board “could … contribute to improving performance and increasing firm value” also completely ignores the specific experience of Airgas. Favorable performance results from the strategic direction and strong leadership provided by experienced and dedicated directors. In this regard, we feel that our 26-year track record of significantly increasing sales, Adjusted EBITDA* and stockholders’ equity, while consistently holding interest expense low, as evidenced in the chart below, combined with our compounded annual total return to stockholders of 19% since our IPO, clearly reflect the Airgas Board’s commitment to value creation through a disciplined and fiscally responsible approach to growing the business over the long term.

*	See attached reconciliation and computation of Non-GAAP Adjusted EBITDA

Airgas’ Stockholders Recognize the Value of a Classified Board

A comparable proposal to declassify Airgas’ Board previously came before our stockholders for their consideration at our 2012 annual meeting and did not receive overwhelming stockholder support, with approximately 64% of the votes cast voting in favor of the proposal (representing the approval of 56% of the outstanding shares). Because our stockholders’ views are important to us, we reached out to stockholders to better understand their reasons for favoring or not favoring a declassified board. In doing so, we learned that although the portfolio managers at a number of large institutional stockholders did not support the declassification proposal, their firms would vote in favor of it due to voting policies requiring them to vote in favor of all declassification proposals generally, notwithstanding the particular circumstances of the company or the proposal. Several of these managers further acknowledged that Airgas’ reasons for retaining a classified board were particularly compelling and expressed the belief that Airgas’ classified board had served it well, protecting it against Air Products’ opportunistic bid and facilitating its historic value creation over the long-term. In light of stockholder input like this, and mindful of the results from the past annual meeting, the Board continues to believe that a classified board is in the best interests of our stockholders.

In the Board’s view, the issue presented is not whether classified boards are good or bad, as a general proposition. The issue is whether the classified board should be continued at Airgas. Based on the historic and continuing performance of Airgas, the historic and continuing performance of its board of directors and the specific, recent example of Airgas’ classified board preserving and enhancing value for its stockholders, we believe Airgas’ classified board should remain in effect.

Required Vote; Recommendation Only

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, is required to approve this proposal. Stockholders should be aware that this stockholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors and, therefore, its approval would not effectuate the declassification of the Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 5.

Reconciliations of the Non-GAAP Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Special (Gains) Charges) Financial Measures:

(In thousands) Years Ended March 31,	1988	1989	1990	1991	1992	1993	1994	1995	1996
Operating income	$7,685	$15,958	$23,221	$17,286	$26,316	$34,367	$48,667	$72,600	$92,987
Add:
Depreciation & amortization	6,085	11,147	17,387	21,158	23,420	28,042	30,571	36,868	45,762
Restructuring and other special charges	—	—	—	—	—	—	—	—	—
Costs (benefits) related to unsolicited takeover attempt	—	—	—	—	—	—	—	—	—
Multi-employer pension plan withdrawal charges	—	—	—	—	—	—	—	—	—

Adjusted EBITDA	$13,770	$27,105	$40,608	$38,444	$49,736	$62,409	$79,238	$109,468	$138,749

(In thousands) Years Ended March 31,	1997	1998	1999	2000	2001	2002	2003	2004	2005
Operating income	$80,480	$111,709	$112,607	$105,461	$106,728	$124,938	$156,336	$168,544	$202,454
Add:
Depreciation & amortization	64,428	82,227	83,839	85,262	82,796	71,757	79,279	87,447	111,078
Restructuring and other special charges	—	—	—	—	—	—	—	—	—
Costs (benefits) related to unsolicited takeover attempt	—	—	—	—	—	—	—	—	—
Multi-employer pension plan withdrawal charges	—	—	—	—	—	—	—	—	—

Adjusted EBITDA	$144,908	$193,936	$196,446	$190,723	$189,524	$196,695	$235,615	$255,991	$313,532

(In thousands) Years Ended March 31,	2006	2007	2008	2009	2010	2011	2012	2013
Operating income	$269,142	$341,497	$476,720	$526,784	$399,544	$469,191	$556,221	$596,417
Add:
Depreciation & amortization	127,542	147,343	189,775	220,795	234,949	250,518	270,285	288,900
Restructuring and other special charges	—	—	—	—	—	—	24,448	8,089
Costs (benefits) related to unsolicited takeover attempt	—	—	—	—	23,435	44,406	(7,870)	—
Multi-employer pension plan withdrawal charges	—	—	—	—	6,650	4,628	4,304	—

Adjusted EBITDA	$396,684	$488,840	$666,495	$747,579	$664,578	$768,743	$847,388	$893,406

The Company believes the above Adjusted EBITDA financial measure helps investors assess the Company’s operating performance without the impact of restructuring and other special charges, charges associated with the Company’s withdrawal from multi-employer pension plans and costs (benefits) related to Air Products’ unsolicited takeover attempt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s Adjusted EBITDA financial measure may be different from the Adjusted EBITDA financial measures provided by other companies.

STOCKHOLDER PROPOSALS FOR

NEXT ANNUAL MEETING

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Under the rules of the SEC, if a stockholder wants to submit a proposal for inclusion in the proxy statement and presentation at the 2014 Annual Meeting, the proposal must be received by us, attention: Robert H. Young, Jr., Secretary, at our principal offices, by March 3, 2014.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

For any proposal, including a nomination for election to the Board of Directors, that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2014 Annual Meeting, our By-Laws require, and the SEC rules permit, that the proposal be received at our principal executive offices not earlier than April 8, 2014 and not later than May 8, 2014. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after August 6, 2014, the notice must be received not earlier than 120 days before the Annual Meeting and not later than the later of 90 days before the Annual Meeting or the 10th day following public announcement of the date of the meeting. Our By-Laws also provide that the notice must contain certain information regarding the proposal and the nomination.

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

No director of Airgas, Inc. (the “Company”) will be considered “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board broadly considers all relevant facts and circumstances, as well as any other rules, interpretations and considerations of the New York Stock Exchange (“NYSE”), or any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. The Board has established the following standards, based upon those set forth in the NYSE Listing Standards, to assist it in determining director independence. These standards shall be interpreted in accordance with interpretations of the NYSE Listing Standards.

A director will not be independent if:

•	the director is a current partner or employee of the Company’s independent auditor;

•	an immediate family member of the director is a current partner of the Company’s independent auditor; or

•	an immediate family member of the director is a current employee of the Company’s independent auditor and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

A director will not be independent if within the preceding three years:

•	the director was employed by the Company;

•	an immediate family member of the director was employed by the Company as an executive officer;

•

the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company);

•	the director was (but is not currently) a partner with or employed by the Company’s independent auditor and worked on the Company’s audit within such three years;

•	an immediate family member of the director was (but is not currently) a partner with or employed by the Company’s independent auditor and worked on the Company’s audit within such three years; or

•

an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer.

None of the following relationships shall disqualify any director or nominee from being considered “independent” and such relationships shall be deemed to be immaterial relationships with the Company:

•

a director is a current employee, or a director’s immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, did not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

•

a director or a director’s immediate family member is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company for which the director serves as an executive officer; or

•

a director or a director’s immediate family member serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues.

A-1

APPENDIX B

AIRGAS, INC.

EXECUTIVE BONUS PLAN

Purpose of the Plan

Airgas, Inc. (the “Company”) believes in providing incentives to attract, retain and reward Executive Officers who are responsible for providing leadership to the Company in attaining established business objectives.

The purpose of the Airgas, Inc. Executive Bonus Plan (the “Plan”) is to align management’s efforts with the strategic goals of the Company through competitive annual incentive opportunities. The Plan will be effective from April 1, 2013 to March 31, 2014 (the “Plan Year”) and will automatically renew upon the anniversary date of the Plan unless terminated by the Governance and Compensation Committee of the Board of Airgas, Inc., or such other committee of the Board as may be responsible for executive compensation issues (the “Committee”).

Eligibility

The Executive Officers (“Participants”) are eligible for participation in the Plan provided that such officers are employed by the Company on the last day of the Plan Year (unless previously terminated due to retirement, disability or death as more fully described herein). For purposes of the Plan, Executive Officers are defined as those employees who constitute “officers” for the purposes of Section 16 of the Securities Exchange Act of 1934, and any other employee deemed to be a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such section may be amended.

Target Awards

Participants in the Executive Bonus Plan will be eligible for an annual cash incentive award (the “Award”) based on the achievement of predetermined goals as set forth in the Performance Measurement section of the Plan. Participants will have an assigned Award target equal to a specific percentage of salary earned during the Plan Year. For this purpose, salary is defined as the Participant’s annual base pay as of the one-hundredth day of the Plan Year, except where proration is required as a result of partial year participation or when a significant change of duties causes a significant change in the Participant’s annual base pay, as determined by the Committee. An annual Award target is determined based on the Participant’s position in the organization. The maximum Award that may be paid in any single year to any Participant is $2,000,000.

Performance Measurement

All Awards payable shall be based solely upon the achievement of specific performance targets based on one or more of the following criteria:

•	Earnings per share (EPS)

•	Return on capital (ROC)

•	Earnings before interest, taxes, depreciation, amortization and special gains (charges) (Adjusted EBITDA)

•	Sales

•	Return on equity (ROE)

•	After tax cash flow (ATCF)

•	Free cash flow (FCF)

•	Operating expense as a percentage of sales

•	Gross profit

•	Days purchases outstanding (DPO)

•	Operating income (OI)

•	Days sales outstanding (DSO)

•	Working capital

•	Transactions accuracy

Final Award payments will vary based on the level of achievement measured against pre-determined performance targets. Depending upon a Participant’s position and responsibilities, these various performance measures, assessed based on different weightings, will determine the Award.

The Committee will establish the specific performance targets for the Plan within each of the above criteria within 90 days after the beginning of the respective Plan Year.

Funding

The Plan will be self-funding, as profitability targets will be established net of target Award payments under the Plan. Therefore, achievement of profitability targets will ensure that the Plan has funded itself.

Executive Bonus Plan Payment

At the end of the Plan Year, after all financial results have been finalized, the actual Award payment will be determined and the Committee will certify in writing that the performance goals associated with the Award have been satisfied prior to the payment of the Award. The Award will be paid in cash no later than 75 days following the end of the Plan Year.

Administration of the Plan

The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the plan and may amend or terminate the Plan at any time.

Partial Year Eligibility

Participants who are eligible for the Plan for a portion of the year will receive a prorated Award based on the base salary earned while they are eligible for the Plan or such other arrangement as agreed upon when hired.

•	New hires

¡	Newly hired Participants will immediately be eligible for the Plan.

¡	Base salary will be accumulated from the date of hire to the end of the Plan Year, unless eligibility ceases prior to that date.

•	Transfers

¡	For Participants who transfer from one job or employee status to another, eligibility will depend on their award eligibility before and after transferring.

¡

If a Participant transfers from a position that is not Plan eligible to a position that is eligible for an Award under the Plan, the Award will be prorated based on the time in the Plan eligible position. All calculations are done using Plan Year-end financial data.

¡

If a Participant transfers from a position that is eligible for an Award under the Plan to a position that is not Plan eligible, the Award will be prorated based on the length of time in the Plan eligible position. All calculations are done using Plan Year-end financial data.

¡

If a Participant transfers from one position that is eligible for an Award under the Plan to another position that is eligible for an Award under the Plan, participation in the Plan will continue uninterrupted. However, if the transfer involves a move that will change the weightings used to determine a Participant’s Award, the Award calculation will be based on the pro-rated time spent in each position. All calculations will be done using Plan Year-end data. Accountabilities must be separately established and assessed for each position.

•	Promotions

¡	If a Participant is promoted during the Plan Year, new accountabilities must be established to reflect the new position.

•	Terminations

¡

Employees who are not employed by the Company on the last day of the Plan Year are not deemed to be Participants and therefore are ineligible to receive any Award under the Plan, except for the following circumstances:

¡

Participants who retire, become disabled or die during the Plan Year will be eligible for a prorated Award. The Award will be calculated from the date when they become eligible, normally the beginning of the Plan Year to the date of retirement, disability or death.

•	Leave of absence

¡

If a Participant is on a leave of absence at the end of the Plan Year, he or she will be eligible for an Award provided that he or she returns to work as an active employee. Any Award paid will be prorated based upon the length of time the Participant was actively working during the Plan Year. The calculation will be made using Plan Year-end financial data. The Award payment will be made in the next regularly scheduled payroll cycle at the end of the Participant’s first month of employment following his or her return from leave of absence.

¡

If a Participant is on a leave of absence during the Plan Year and returns during the Plan Year, he or she will be eligible for an Award. Any Award paid will be prorated based upon the length of time a Participant was actively working during the Plan Year. The calculation will be made using Plan Year-end financial data.

Tax Considerations and Withholding

Participants will be required to report taxable income in the year the Award is received. The Company will withhold taxes in the appropriate amount on all payouts.

Bankruptcy

In the event that the Company declares bankruptcy, the Committee, at its discretion, may immediately discontinue the Plan. In the event that the Plan is discontinued, all participants will forfeit the right to any payments under the Plan.

Future Employment

Payment of an Award under the Plan does not imply a contractual agreement to extend or continue employment of a Participant beyond receipt of the Award.

AIRGAS, INC. ATTN: Investor Relations 259 N. RADNOR-CHESTER RD SUITE 100 RADNOR, PA 19087-5283

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
01 John P. Clancey		02 Richard C. Ill	03 Ted B. Miller, Jr.
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain
2.	Approval of the Airgas Executive Bonus Plan.							☐	☐	☐
3.	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm.							☐	☐	☐
4.	Advisory vote on executive compensation.							☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:								For	Against	Abstain
5.	A Stockholder proposal regarding our classified Board of Directors.							☐	☐	☐
NOTE: In their discretion, vote upon such other matters as may properly come before the Meeting.
For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

AIRGAS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF AIRGAS, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS, August 6, 2013

The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Robert H. Young, Jr. and Robert M. McLaughlin, and each of them, as proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 11:00 a.m. on August 6, 2013, at the Independence Seaport Museum, 211 S. Columbus Boulevard, Philadelphia, Pennsylvania, and at all postponements and adjournments thereof, as designated on the reverse side of this proxy, the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting. If the undersigned is a participant in the Airgas, Inc. 401(k) Plan and has a portion of his interest in the plan invested in Airgas Common Stock, the undersigned also instructs the trustee of the trust to vote the shares attributable to the undersigned’s interest in the same manner shown on this proxy and in the discretion of the trustee upon such other business as may come before the Meeting, and if no instructions are given, the trustee will vote the shares in the same proportions as the shares for which voting instructions have been received

SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED (i) “FOR” ALL THE NOMINEES FOR DIRECTOR NAMED IN Proposal 1, (ii) “FOR” PROPOSALS 2,3 AND 4, (iii) “AGAINST” proposal 5 and (iv) in the discretion of the proxy holders upon such OTHER MATTERS AS MAY COME BEFORE THE MEETING.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side